As Filed With the Securities and Exchange Commission on February 14, 2002
                                                      Registration No. 333-68998
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             VISCOUNT SYSTEMS, INC.
                 (Name of Small Business Issuer in its Charter)

             Nevada                    3669                     88-0498783
(State or Other Jurisdiction     (Primary Standard            (IRS Employer
     of Incorporation or     Industrial Classification    Identification Number)
         Organization)              Code Number)

                              4585 Tillicum Street
                            Burnaby, British Columbia
                                 Canada V5J 3J9
                                 (604) 327-9446
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)


(Name, address and telephone number for service)          With Copies to:
                  Stephen Pineau                        Edward L. Mayerhofer
                President and Director                    Morton & Company
             Viscount Systems Inc.                    Barristers & Solicitors
           4585 Tillicum Street                    1750 - 750 West Pender Street
         Burnaby, British Columbia                   Vancouver, British Columbia
                   Canada   V6C 1Z7                        Canada   V6C 2T8
                     (604) 327-9446                         (604) 681-1194


Approximate Date of Proposed Sale to the Public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.     [X]

If this form is filed to register additional securities for an offering pursuant
to Rule 462(b) under the Securities Act, check the following box   [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under
the Securities Act, check the following box   [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under
the Securities Act, check the following box   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                         CALCULATION OF REGISTRATION FEE

<CAPTION
-------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed             Proposed
Title of Each Class of                    Amount                  Maxiumum             Maximum               Amount of
Securities to Be Registered           to be Registered            Offering Price       Aggregate             Registration Fee
                                                                  per Share(1)(2)      Offering Price (1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,                            1,600,000                   $0.65             $1,040,000              $248.56
$0.001 par value
offered by Viscount
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) The most recent sale of common stock was priced ranging from $0.60 and $0.75 per share to the best of the knowledge of the registrant, when certain selling shareholders completed the sale of 3,463,000 shares on or about February 12, 2002. The registrant believes this transaction supports a bona fide estimate of $0.65 per share as an offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

                         [OUTSIDE FRONT COVER PAGE]

The information in this Prospectus is not complete and will be amended and completed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

                  Subject to Completion - February 14, 2002


                                  PROSPECTUS


                            VISCOUNT SYSTEMS, INC.
                             1,600,000 SHARES OF
                                 COMMON STOCK

We are offering to sell up to 1,600,000 shares of common stock to the public on a best efforts basis, without minimum, at a price of US$0.65 per share, for gross proceeds of up to US$1,040,000.

Our common stock is not listed on a national securities market or the Nasdaq Stock Market. Our common stock is quoted on the Over-the-Counter Bulletin Board under the trading symbol "VSYS".

                                Price Per Share      Total Offering
                                ---------------      --------------
        Public offering price       US$0.65            US$1,040,000


An investment in the common stock offered under this prospectus involves a high degree of risk and we urge you to carefully review this prospectus with particular attention to the section entitled "Risk Factors" beginning on page 4.
                                              ----------------------------------

There are no pre-existing contractual agreements for any person to purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



               THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2002

                         [INSIDE FRONT COVER PAGE]

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.


                              TABLE OF CONTENTS

                                                                        Page No.
                                                                        -------

Prospectus Summary                                                            3

Risk Factors                                                                  4

Forward Looking Statements                                                    6

Dilution                                                                      6

Use of Proceeds                                                               7

Plan of Distribution                                                          9

Determination of Offering Price                                               9

Market for Common Stock                                                      10

Business                                                                     11

Management Discussion and Analysis of Financial Conditions
and Plan of Operations                                                       25

Management                                                                   27

Executive Compensation                                                       29

Security Ownership of Certain Beneficial Owners and Management               30

Certain Relationships and Related Transactions                               31

Description of Securities                                                    31

Experts                                                                      32

Changes in Certifying Accountants                                            33

Financial Statements Index                                                   34

                                 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.


Viscount Systems, Inc.

We are a manufacturer and distributor of intercom and access control security products. Our intercom and access control systems are installed in buildings throughout North America. All of our current revenues are generated from the manufacture and distribution of these products. We are also developing a new intercom and access control security product called JEDI (Java Embedded Distributed Intelligence). JEDI is a proprietary security product that uses current software and hardware technology to significantly reduce the cost of ownership of an intercom and access control system while increasing functions and operational capacity. The JEDI concept is designed to replace existing access control products that are based on an industry wide technology that is thirty years old. The development and commercial release of the JEDI system will be the primary focus of our business development over the next 12 months. The JEDI technology is designed to accommodate add-on modules for other building control functions such as fire suppressant and ventilation systems. We expect to develop and commercially release these additional modules at a later date.

Our business is principally operated through our wholly owned subsidiary, Viscount Communication & Control Systems Inc.

Our principal executive offices are located at 4585 Tillicum Street, Burnaby, British Columbia, Canada V6C 1Z7, and our phone number is (604) 327-9446.


The Offering


Type of Security Offered                         Common Stock US$0.001 par value
Common Stock Offered by Viscount                                1,600,000 shares
Price per share Offered                                                  US$0.65
Common Stock Outstanding Prior to Offering                     13,500,000 shares
Common Stock Outstanding After Offering (if all
shares offered hereunder are sold)                             15,100,000 shares

We plan to use the proceeds from this offering for the continued development, testing, marketing and distribution of our JEDI system.


Currency of Financial Information

As our business operations are located in Canada, we maintain our financial statements in Canadian dollars. Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. All references to the dollar herein are in the lawful currency of Canada unless otherwise noted.

The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of Canadian dollars per one (1) United States dollar. On December 31, 2001 the exchange rate was US$1.00 per

CDN$1.5928. The high and low exchange rates for each month during the previous six months were as follows:

                                High       Low
                                ----       ---

          December 2001        1.5966     1.5610
          November 2001        1.6034     1.5728
          October 2001         1.5787     1.5583
          September 2001       1.5797     1.5535
          August 2001          1.5490     1.5275
          July 2001            1.5450     1.5102
          June 2001            1.5347     1.5142
          May 2001             1.5541     1.5310
          April 2001           1.5790     1.5360

The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods.

                                 -------------------------------------------------------------------------
                                                                                  Period      Period
                                                                                   Ended       Ended
                                              Year Ended December 31              Sept. 30   December 31
----------------------------------------------------------------------------------------------------------
                                   1996      1997      1998      1999      2000      2001      2001
----------------------------------------------------------------------------------------------------------
Rate at end of Period            1.3688    1.3783    1.4570    1.4740    1.4965    1.5797    1.5928
Average Rate during Period       1.3604    1.3670    1.4148    1.5123    1.4700    1.5408    1.5489
Low                              1.3417    1.3383    1.3805    1.4570    1.4456    1.4933    1.4933
High                             1.3734    1.3976    1.4570    1.5685    1.5063    1.5797    1.6034
----------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus when you evaluate our business and the forward-looking statements that we make in this prospectus.

Our business plan requires additional financing in order to fund expenses associated with the development and commercialization of our JEDI system. If we are unable to obtain additional financing our future growth will be jeopardized.

Our business consists of the manufacturing and sale of an existing security access control product line and the development of a new access control technology called JEDI. As a result of expenses associated with the research and development of the JEDI technology, we have incurred losses of $87,944 for the fiscal year ended December 31, 2000 compared to a net income of $158,903 for the same period in 1999. Our business plan contemplates an equity financing of up to US$1,000,000 for the development and marketing of the JEDI technology. If we are not successful at raising this amount, we will have to reduce expenses associated with the development of the JEDI technology in order to avoid continued losses. The ability to raise the financing is subject to market conditions, which currently do not favour investments in new technology. A reduction in development expenses will result in a delay in the development and marketing of the JEDI technology, which would jeopardize our future growth and adversely affect the value of an investment in our common stock.

Our JEDI technology has not been sold commercially and we cannot be certain that the market will provide sufficient support to generate an economically viable level of sales. We may not be successful at achieving a profitable level of sales of our JEDI technology.

The success of our business plan is largely contingent upon our ability to successfully develop and market our JEDI technology. The building access control industry is currently based upon well established and reliable technology that our JEDI technology is designed to replace. Our new technology has not been produced or sold commercially and we cannot assure that the building access control industry will be receptive to the new technology or that we will be able to gain a significant level of commercial acceptance of our JEDI product. If we are unsuccessful at marketing and selling our product in sufficient quantities, our results of operation and the value of an investment in our common stock will likely decrease.

Other companies with greater resources than we have are currently developing or have commercially available products that use similar technology to our JEDI product, and we may lose potential market share as a result.

Our JEDI access control product is based on intelligent access card readers, which use commercially available programmable microchip technology. Due to increased availability and decreased price of programmable microchips, the development and commercialization of "intelligent" access control systems is not unique to us. There are other companies that have developed or are developing similar products that use intelligent cards and card readers that will be competing with us in the access control industry. These competitors may have substantially greater financial, technical, marketing, and management resources than we have. Our ability to compete successfully will depend on several factors including timing of taking our JEDI product to market and our ability to educate and use existing sales channels and develop new sales channels. To the extent that our requirement for additional financing may cause delays in the marketing of our JEDI product, this may provide some of our better funded competitors with a competitive advantage in their ability to access the markets before us. To the extent that our competitors have more resources to market products based on similar technology, we may lose market share which would decrease the value of an investment in our common stock, or may cause you to lose your investment.

Sales of our existing product line, including the Enterphone 2000, are not increasing significantly and accordingly our ability to grow will depend on the success of our JEDI technology, which has yet to be proven as a commercially viable product in the market place.

Our existing product line of intercom and access control products, including the Enterphone 2000, has experienced no significant growth in the recent past. For the last two fiscal years net sales totaled $3,579,781 for fiscal 2000, compared with $3,576,600 for fiscal 1999, and $2,476,294 for the nine month period ended September 2001, compared with $2,622,103 for the same period in 2000. Our existing intercom and access control products compete in a mature market that is based on well established technologies and it will be difficult to increase market share without incurring significant marketing and sales expenses. In addition, new technologies may make our existing product lines obsolete. Accordingly, we believe our prospects for future growth are largely dependent on the success of our JEDI technology. The value of an investment in our common stock may decrease if we are not successful in generating sufficient sales of our JEDI product.

The loss or unavailability of Stephen Pineau, our President and Chief Executive Officer for an extended period of time could adversely affect our business operations and prospects.

Our success depends, to a significant degree, upon the effort and skill of Stephen Pineau, our president and chief executive officer. We do not maintain key man insurance on Mr. Pineau. Due to his knowledge of our operations and products, the loss, incapacity, or unavailability of Mr. Pineau could have a material adverse effect on the business, financial condition or results of our operations, which would likely result in a decrease in the value of an investment in our common stock.

Because our common stock will likely trade at prices below US$5.00 per share, and because we will not be listed on a national exchange, there are additional regulations imposed on broker-dealers trading in our shares that may make it more difficult for you to resell our shares.

Because of rules that apply to shares with a market price of less than US$5.00 per share, known as the "penny stock rules", investors in this offering will find it more difficult to sell their securities. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Six former stockholders of our wholly owned subsidiaries, including Steven Pineau, our President and CEO, and Greg Shen our Chairman, hold 74% of our common stock and have the ability to control management and affairs of Viscount and to deter changes in control.

As a result of the acquisition of our subsidiary, Viscount Communications & Control Systems Inc. we issued 10,000,000 shares of our common stock to six shareholders, representing 74% of our current issued and outstanding voting shares. As a result, such persons, acting together, will have the ability to control most matters submitted to our stockholders for approval, including the election and removal of directors, and to control the management and affairs of Viscount. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Viscount, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which limits the ability of our stockholders to participate in opportunities that may increase the value of their stock.


                       FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "believes", "plans", "expects", "future", "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.


                               DILUTION

Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from this offering. "Net tangible book value per share" represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. At September 30, 2001, our net tangible book value was $495,867 or $0.037 per share, based on 13,500,000 shares of common stock outstanding.

After giving effect to the sale of up to 1,600,000 shares of common stock offered by this prospectus at an offering price of US$0.65 per share and estimated net proceeds of US$970,000, the net tangible book value at September 30, 2001, using an exchange rate of $1.58/US$ would have been $2,028,467 representing an immediate increase in the adjusted net tangible book value of

$0.097 per share to current shareholders and an immediate dilution of $0.893 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

    Public offering price (using $1.58/US$)                      $ 1.027
    Net tangible value per share at September 30, 2001           $ 0.037
    Increase per share attributable to new investors             $ 0.097
    Pro forma net tangible book value per share after offering   $ 0.134
                                                                 -------
    Dilution to new investors                                    $ 0.893
                                                                 =======

The following table summarizes the differences between existing stockholders and new investors in this offering with respect to the number of shares held or purchased from us, the total consideration paid and the average consideration paid per share. The following table excludes the deduction of broker-dealer commissions and our estimated offering expenses.

                          Shares Purchased         Total Consideration       Average
                       ------------------------  ------------------------
                           Number        %          Amount         %       Price per Share
                           ------        -          ------         -       ---------------
Existing shareholders   13,500,000     89.40%    $3,322,740      66.91%         $0.246
New investors            1,600,000     10.60%    $1,643,200      33.09%         $1.027
                        ----------     ------    ----------     -------         ------
Total                   15,100,000     100.0%    $4,965,940     100.0%          $0.326
                        ----------     ------    ----------     -------         ------

The information presented in the table above with respect to existing stockholders assumes no exercise of outstanding options to purchase 1,255,000 shares of common stock granted as of December31, 2001, under the 2001 stock option plan which may be outstanding as of the completion of this offering. Such amount is not the same as the amounts assigned under generally accepted accounting principles. The following table includes the effects of the outstanding options assuming they were fully exercised.

                          Shares Purchased         Total Consideration       Average
                       ------------------------  ------------------------
                           Number        %          Amount         %       Price per Share
                           ------        -          ------         -       ---------------
Existing shareholders   13,500,000     82.55%    $3,322,740      53.12%         $0.246
Exercise of options      1,255,000      7.67%    $1,288,885      20.61%         $1.027
                        ----------     ------    ----------     -------         ------
New investors            1,600,000      9.78%    $1,643,200      26.27%         $1.027
                        ----------     ------    ----------     -------         ------
Total                   16,355,000     100.0%    $6,254,825     100.0%          $0.382
                        ----------     ------    ----------     -------         ------


                               USE OF PROCEEDS

The net proceeds of the offering, after deducting estimated offering expenses and before commissions, are approximately US$1,020,000 if the offering is completely sold. We may use registered broker-dealers as selling agents and in connection with such sales will pay fees or commissions not in excess of the usual and customary fees and commission. We estimate that after deduction of fees and commissions to selling agents the net proceeds of the offering will be US$970,000. There is no assurance that we will sell any or all of the offering.

The following table represents our best estimate of the use of the net proceeds from this offering assuming the maximum offering is sold, and assuming 50% of the offering is sold. The use of proceeds is based on present planning and business conditions.

Application of Proceeds
-------------------------

                                           If 10% Sold      If 50% Sold      If 100% Sold
                                               (US$)           (US$)           (US$)
Development of JEDI Software
   System Development and Maintenance          20,000           40,000           70,000
   Packaging and commercializing               10,000           30,000           50,000
                                           ----------       ----------       ----------
       Total Software Development              30,000           70,000          120,000

Marketing of JEDI technology
   Sales Agent Development                     20,000          120,000          210,000
   Trade Shows                                      0           25,000           60,000
   General Advertising Program                 23,000           75,000          130,000
                                           ----------       ----------       ----------
       Total Marketing                         43,000          220,000          400,000

Acquisition of Capital Equipment
   Computer Equipment                               0            5,000           10,000
   Office Furniture and Equipment                   0            5,000           10,000
                                           ----------       ----------       ----------
       Total Capital Equipment                      0           10,000           20,000

Repayment of Indebtedness                           0           50,000          200,000

General Corporate and Working Capital
   General Corporate Expenses                   4,000           50,000          110,000
   Hiring of Personnel                              0           50,000           70,000
   Working Capital                              4,000           35,000           50,000
                                           ----------       ----------       ----------
       Total general and working capital        8,000          135,000          230,000

Estimated Offering Expenses
   Legal                                       10,000           10,000           10,000
   Accounting                                   3,000            3,000            3,000
   Printing, Transfer Agent and Other           7,000            7,000            7,000
   Selling Agent Fees and Commissions           3,000           15,000           50,000
                                           ----------       ----------       ----------
       Total Offering Expenses                 23,000           35,000           70,000

TOTAL PROCEEDS                             $  104,000       $  520,000       $1,040,000

The following is a description of each of the items in the table above.

Development, Sales and Marketing New Product

We will use the estimated net proceeds from this offering allocated to marketing our JEDI technology and products for agent network development, advertising in trade publications, attending trade shows to feature our technology, direct mail programs to current and prospective sales agents, vendor exhibit material, brochures and public relations.

Acquisition of Capital Equipment

We will use the estimated net proceeds from this offering allocated to acquisition of capital equipment to purchase or otherwise acquire computers, communication equipment, and office desks to support the manufacture and marketing of our JEDI products.

Repayment of Indebtedness

We will use the estimated net proceeds allocated to repayment of indebtedness to reduce the amount owing on the bank credit facility currently outstanding.

General Corporate and Working Capital Purposes

We will use the estimated net proceeds of this offering allocated to general corporate and working capital purposes to fund unspecified capital requirements associated with our growth, and the retention and training of personnel. Unallocated working capital may be applied to explore opportunities to acquire or invest in complementary businesses, products or technologies, or to obtain the right or license to use complementary technologies.

The foregoing represents our best estimate of the allocation of the net proceeds of the sale of the securities offered in this offering based on our contemplated operations, our business plan, and current industry conditions and is subject to reapportionment of proceeds among the categories listed above or to new categories in response to changes in our plans, regulations, industry conditions, and future revenues and expenditures. The amount and timing of our expenditures will vary depending on a number of factors, including the timing of offering receipts, changes in our contemplated operations or business plan, and changes in economic and industry conditions.


                             PLAN OF DISTRIBUTION

We are offering 1,600,000 shares of our common stock to the public for cash on a best efforts basis. We have not engaged underwriters in connection with the offering. In effecting sales, we, may arrange for brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from us in amounts to be negotiated prior to the sale. We and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

The offer and sale of our common stock offered under this prospectus will commence promptly upon the date of this prospectus and will continue until all of the shares are sold or until we terminate the offering. There are no pre-existing contractual agreements for any person to purchase the shares

                       DETERMINATION OF THE OFFERING PRICE

The offering price of US$0.65 per share was determined by our management based on recent sales of our common stock by certain selling shareholders which occurred from December 5, 2001 through February 12, 2002. Such sales were made pursuant to a prospectus filed by us and declared effective by the Securities and Exchange Commission on November 13, 2001. To the best of our information, selling shareholders sold 3,463,000 shares of our common stock at prices ranging from US$0.60 to US$0.75. The offering price of the shares bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. We also considered the following factors in determining the offering price, our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

                             MARKET FOR COMMON STOCK

Our shares are currently eligible for trading on the Over-the-Counter Bulletin Board, which is a quotation service administered by the National Association of Securities Dealers (NASD). Our trading symbol on this service is "VSYS".

The OTC Bulletin Board has a limited and sporadic trading market and does not constitute an established trading market. Our shares began trading on February 13, 2002. Since the Commencement of trading, our shares have traded at a low of US$0.75 and a high of US$0.90. These prices do not reflect retail markup, markdown or commissions.

There were 49 holders of record and, to the best of our knowledge, beneficially of our common stock as of January 31, 2002, holding a total of 13,500,000 shares.

There are currently 10,037,000 shares of our common stock that are restricted from resale under Rule 144 promulgated under the U.S. Securities Act of 1933. The following table summarizes the hold periods applicable to our common stock under U.S. federal securities laws:

Number of                         Description
---------                         -----------
Shares
------

10,000,000    Shares that may be sold beginning on July 27, 2002 in accordance with Rule 144.

    37,000 Shares that may be sold beginning on August 20, 2002 in accordance with Rule 144.

There are no contractual restrictions on the resale of the outstanding common stock.

In general, Rule 144 under the Securities Act provides that securities may be sold if there is current public information available regarding the issuer and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold, the manner of sale and requires notice to be filed with the SEC. Under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule.
If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed 1% of the then outstanding shares of our common stock. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements. Affiliates of the issuer are subject to an ongoing volume restriction pursuant to Rule 144 on re-sales of shares held by them.

Description of 2001 Stock Option Plan

There are currently a total of 1,255,000 stock options convertible into shares of our common stock which were issued pursuant to the company's 2001 Stock Option Plan. The Plan was adopted by the Board of Directors on December 21, 2001. As at February 13, 2002, no stock options issued pursuant to the Plan have been exercised.

The 2001 Stock Option Plan is intended to serve as an equity incentive program for management, qualified employees, members of the Board of Directors, and independent advisors or consultants. The Plan became effective on December 21, 2001 upon adoption by the Board of Directors. The following is a summary of the principal features of the Plan.

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Page 11

Under the Plan, the total number of shares of common stock reserved for issuance at any time is 1,500,000 shares of common stock, which may be Incentive Stock Options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options. If any outstanding option expires or is terminated for any reason, the shares of common stock allocable to the unexercised portion of that option may again be subject to an option to the same optionee or to a different person eligible under this Plan.

Options may be granted under the Plan at the discretion of the Plan administrators to eligible individuals in our employ or service (including officers and other employees, Board members and independent advisors or consultants).

The grant of options under the Plan is administered by the Board of Directors or a committee consisting of at least one director of the company. Plan administrators have sole authority to prescribe the form, content and status of options to be granted, select the eligible recipients, determine the timing of option grants, determine the number of shares subject to each grant, the exercise price, vesting schedule, and term for which any option will remain outstanding.

The exercise price for outstanding option grants under the Plan may be paid in cash or, upon approval of the plan administrators or in shares of common stock valued at fair market value on the exercise date.

Dividends Policy

We have not paid dividends on our common stock since our inception. Dividends on common stock are within the discretion of the Board of Directors and are payable from profits or capital legally available for that purpose. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common stock in the foreseeable future.


                                    BUSINESS

Overview

We design, produce and sell intercom and door access control systems. These systems use telecommunications wiring to control access to buildings and other facilities for security purposes. Our primary product is sold under the brand-name Enterphone 2000. The Enterphone 2000 is a building access control system that uses a building's internal phone wiring thereby avoiding use of telephone utility services. Our products include access control panels that use the Enterphone 2000 technology. Our control panels are typically installed at entrances to apartment buildings or other controlled access buildings. The control panels are sold in various formats and with varying features and capabilities. Our Enterphone 2000 technology control panels are sold through an established distribution network, and can be found installed in approximately 30,000 buildings throughout North America. We also package and sell access control and security products that are complementary to our Enterphone 2000 product, including card access systems, radio frequency remote controls, intercom monitors and closed circuit cameras.

While our current revenues are derived from sales of the Enterphone 2000 technology and related security products, we are developing a new building access control and communications technology which we expect will be a significant new source of revenues. This new technology will be marketed under the brand-name JEDI (Java Embedded Distributed Intelligence). The JEDI technology is based on a proprietary software platform that can be used for a variety of security and access control applications as well as communications functions. The technology represents a departure from traditional access control and security systems. Traditional systems use controllers that have a

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capacity to control from 1 to 8 access points per controller. A building access system using the JEDI technology can control several hundred points of access from a single hardware and software platform. The technology also allows several previously independent building control systems to be hosted on a single hardware and software platform. The first application of the JEDI technology that we are developing is a high security card access control and intercom system. Our proprietary JEDI software is designed to be modular such that additional applications can be added as modules that will permit the operation of other building and area control systems and high technology requirements.

Corporate History

Our current business is operated primarily through our wholly owned subsidiary Viscount Communications and Control Systems Inc. The business of our subsidiary began operations in 1969 as a manufacturer of video switching equipment. In 1970, the business was acquired by B.C. Telecom Inc. (BC Tel), recently renamed Telus Corporation. BC Tel was the telephone utility for British Columbia,
Canada controlled by GTE Corporation (now Verizon Communications Inc.). Under BC Tel, the business operated as an electronics research laboratory and manufacturing facility. Among the products manufactured were central office telephone test equipment, telephone demarcation blocks, and a satellite based kiosk system used to provide information at airports and other public facilities. Responsibility for the manufacture of the Enterphone system was transferred into the business in 1984 from BC Tel. BC Tel contracted to sell the business in 1997 to Blue Mountain Technologies Inc., a company that purchases and installs our products. Blue Mountain Technologies Inc. simultaneously assigned its contractual rights to acquire all of the business assets, except for certain leasehold interests, to our subsidiary, Viscount Communication. BC Tel consented to the assignment and accordingly the business was acquired by our subsidiary, Viscount Communication. Stephen Pineau, our President and CEO, is an officer and director of both companies. Purchases of our products by Blue Mountain Technologies Inc. account for approximately 7% of our total sales.

We were incorporated on May 24, 2001 under the laws of the State of Nevada under the name OMW 4 Corp. Our subsidiary, Viscount Communication was incorporated in 1997 under the laws of British Columbia, Canada, for the purposes of carrying on our present access control business. We acquired all of the issued and outstanding shares in the capital of Viscount Communication on July 27, 2001, in exchange for 10,000,000 shares of our common stock, thereby making it our wholly owned subsidiary. As a result of the acquisition, the former shareholders of Viscount Communications obtained a controlling interest in OMW 4 Corp. In connection with the acquisition, we changed our name to Viscount Systems, Inc. effective August 27, 2001.

Enterphone is a specialized telephone switch used to provide intercom and access control functions in high-rise buildings. It was originally developed by BC Tel in 1965. Mirroring the increased security awareness in buildings over the past few years, we have been providing a more comprehensive package of complementary products. Products packaged, using third party technologies for this purpose, include card access systems, radio frequency remote controls, intercom display panels and closed circuit cameras.

Since 1998, we have been developing a new integrated platform for building access control and management called JEDI, which is currently the focus of our corporate development.

Industry Overview

We compete in the building intercom and access control systems industry. Our intercom and access control systems are designed to automate the control of access to buildings or other restricted access areas. Intercom systems and access control systems are complementary, however they can also be used independently depending on user requirements. For example, most modern residential apartment or condominium buildings have an intercom system for visitors wishing to communicate with residents. Residents, on the other hand, are issued access cards that can be used in conjunction with card readers installed beside doors or elevators in order to gain access.

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Access control systems provide two functions for a building. Building tenants use access cards and readers that control access through doors, gates or elevators, while visitors use telephone intercoms to be granted admission by a building occupant. The systems also provide sophisticated alarm functions such as identifying doors left open or forced entry. The sophistication of systems ranges from controlling a single door where records are kept manually, to large enterprise systems covering hundreds of buildings from a dedicated security facility.

The building control industry has traditionally been highly segmented based on function. This has meant that makers of heating/ventilation and air-conditioning systems and security card access systems essentially manufacture input/output systems, while intercom makers manufacture voice systems, and security camera makers manufacture closed circuit video systems. Stated otherwise, audio, video, environment and access control systems are traditionally all separate building control systems that are independently controlled. There has been strong convergence of technologies in the computer and telephone related industries based on digital standards, however the building control industry has not as yet undergone a similar convergence of technologies. Traditionally, where systems need to be compatible, the industry has relied on integration instead of convergence. Integration is the use of a host computer to tie separate and distinct systems, typically from different manufacturers, together on a common software platform. Convergence, in the case of building control systems, is the provision of a new service that is designed to operate multiple systems using homogenous control parameters. Convergence is generally considered preferable to integration, as fewer distinct systems means lower operational and maintenance costs.

Along with certain other industry participants, we have recently turned to current high-technology solutions in order to reduce costs of ownership of security systems, while improving functionality. New system platforms are being designed that will permit convergence of the control of various building functions, such as access control, intercom, closed circuit television, and heating/ventilation and air-conditioning. These systems can be operated on a single commercially available host server and can operate using standard communications techniques. As a result of using a single full service system to replace the three or more separate dedicated systems, each requiring its own host server, the overall cost of ownership of a security and control system will be reduced.

Access Control Systems Technology

The access control industry has traditionally used a technology known as Wiegand. Approximately 90% of the world's installed access systems are based on Wiegand technology. Today, these systems are commonly found in residential, commercial and industrial buildings in the form of access control cards and card readers. Wiegand was initially developed in 1970 by Senso Engineering as an access card technology. The card technology uses a special patented process whereby wires are imbedded in a plastic access card to encode its data. When passed through a magnetic field generated by a card reader, the card generates a signal which is received and interpreted by the card reader. If the signal is recognized, the reader will transmit the information to a host controller to activate a switch, which for example purposes, may release a lock or open an elevator to permit building access to the cardholder. A host controller is essentially computer hardware that is programmed to receive information from the card reader in order to permit access to a building. Wiegand technology has established itself as the industry standard as it is viewed as being reliable and difficult to counterfeit the access cards.

Other products that use the Wiegand principals for access control are magnetic strip cards and radio frequency cards. These products function similarly by providing a card reader with a signal that the reader interprets and transmits to a host controller in order to grant or deny access.

As described above, Wiegand access control technology requires card readers that are connected to a host controller. Each host controller can operate between 1 to 8 doors. Accordingly, a building with a large number of controlled access points could require a large number of host controllers, resulting in greater

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hardware costs. Host controllers can in turn be connected to a central server that monitors the host controllers and collects information on access point usage.

The underlying technology that operates these traditional access control systems is approximately 30 years old. The readers are considered "dumb" readers as they simply receive information from the access card and transmit it to a host controller. The host controller processes the information in order to determine whether to grant or deny access. If access is granted, the host controller then transmits a signal to activate a switch to open the access point where the reader is located. This is a simple input/output type relay system which requires a separate host controller for approximately every eight access points.

As a result of the limitations and hardware requirements of the traditional access control systems, some security industry manufacturers are developing and marketing "intelligent" access control and communications systems. Intelligent systems allow several previously independent building control systems, such as intercom, access control, video, and climate control, to be controlled by a single server. These systems are based on software designed to control hundreds of readers from a single computer server, combined with "smart chips" installed in readers at each control point. Smart chips are programmable computer chips that permit access card readers to grant or deny access without the need to relay a signal to and from a central host controller. Smart chips can be programmed to perform tasks for a diverse range of building control systems, such as fire alarm systems, heating/ventilation and air conditioning, and building access and elevator controls. As the smart chip is programmed to make its own decisions on a given application, this reduces the load on the central host computer. The host computer accordingly does performs primarily a monitoring and information collection function.

We are participating in this advance in the access control industry through the development of our proprietary JEDI intelligent access control and communication technology system. We believe that intelligent systems, including smart chip readers and cards will supersede systems based on Wiegand technology.

Our Products

We are a manufacturer and reseller of intercom and access control systems based on telephone and traditional access card and reader technologies. Our intercom and access control systems are installed throughout North America for various applications including: condominium/apartment building access and intercom; residential intercom; gated home/community access and intercom; seniors/government housing access, tracking and intercom; elevator access and tracking; and garage or perimeter gate control. For the year ended December 2000, and the nine month period ended September 2001, approximately 47% of total sales of our products are generated in the United States, and 53% in Canada. Information on our existing products can be viewed on our website at www.viscount.com.

We are also developing our JEDI product, which is an intelligent access control and communication system that will permit the integration of various building functions into one system. We anticipate using existing and new distribution channels in order to market our JEDI technology. The JEDI technology can be sold as an upgrade to existing access control systems, or as a new installation. We will also target other industry participants as potential purchasers of our technology who may resell the technology under their own brand names.

Our Access Control Products

Our current principal product is the Enterphone 2000 intercom and access control system. Enterphone is our patented building entry control system that uses a building's internal phone wiring to allow access control for tenants and intercom and access control between visitors and tenants. The use of a building's internal phone wiring by our Enterphone system provides an option to

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Page 15

using telephone company wiring, thereby bypassing monthly telephone charges. It also does not require tenants to pay for an individual phone line to operate their intercom and door access system and is not affected by interruptions in telephone company service. This makes our Enterphone system distinct from other "dial-up" telephone entry systems that use telephone company lines. Sales of our products based on the Enterphone system account for approximately 80% of our total sales.

Our Enterphone 2000 system is sold as a central control panel which is installed in a building's telephone control room. The control panel connects an intercom panel located at an entrance to the building with the telephone of building tenants. A visitor wishing to gain access to the building dials a 1 to 4 digit number at the entrance panel. The call is directed from the entrance panel, through the common control equipment and up to the tenant's telephone. The tenant hears a unique ring and can unlock the entrance door by pressing a number on the telephone's numeric key-pad. The tenant does not need to rent a telephone line from the telephone company. Each control panel can process connections to as many as 840 suites. The following diagram illustrates the system:

---------------------      ---------------------      ---------------------
                              Enterphone 2000                 Tenant
Enterphone 2000        -->   control panel and    -->        Telephone
entrance panel                telephone jacks
---------------------      ---------------------      ---------------------

We also manufacture electronic entry access panels that can operate using either our Enterphone 2000 system, or dial-up telephone company lines. Our panels are manufactured in various sizes and with various features in order to accommodate varying purposes and building types. For example, we manufacture panels that provide intercom and access control from 1 suite to up to 1000 suites; or panels that provide on-screen name search capabilities; or panels that are streamlined in shape or small in size. All panels that we manufacture incorporate the Enterphone technology, however most panels can also be installed to use telephone company lines.

Our Enterphone panels can also be combined with other technologies such as access tracking and control, closed circuit monitors, infrared and radio frequency remotes, and Wiegand cards and card readers. We purchase these technologies from other manufacturers and resell them under our brand names. Most of the products that we resell can be integrated into our Enterphone access control system.

Our JEDI Access Control System

Overview

JEDI is a new software based building management system designed to replace traditional systems that are more hardware intensive. We have been developing this new technology since 1998 and are currently completing the development of a fully functional prototype.

The acronym JEDI stands for Java Embedded Distributed Intelligence, which as its name suggests, is a software platform that communicates with a network of "intelligent" input/output devices, such as card readers or building environment sensors. As such the "intelligence" of the system can be said to be distributed among the input/output devices. This is contrasted with the traditional access control industry, which uses dumb readers that require information to be processed at a central host computer. An intelligent reader or input/output device uses a pre-programmed "smart chip" which allows it to process information on its own, and does not require the host computer to make action decisions, such as to grant or deny access to a door or to activate air-conditioning. The use of intelligent devices accordingly reduces the load on the host computer which allows the host computer to allocate its resources to a greater number and diversity of tasks. The networked distribution of intelligent devices also means reduced cost resulting from reduced hardware requirements, easier training of control system operators, and the use of commercially available host computer hardware and communication techniques. Initially, we will apply the JEDI technology for access control system purposes.

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The conceptual basis for JEDI is simple. Virtually every low voltage building technology, except building access, has evolved using intelligent addressable network devices. This includes fire alarms and heating/ventilation and air-conditioning. An addressable network is one in which devices can constantly communicate with a host server controller or can be polled for information. For example, if a smoke detector on a non-addressable fire alarm system fails, a fire in that location may go undetected since there is no way to identify the failure without actually testing the device. In contrast, the smart chip in an addressable smoke detector may be able to notify the fire panel of a problem immediately and call for service. Access control systems, however, continue to be based on a 30-year-old standard called Wiegand. The limitations of this standard continue to plague the industry due to the slow data transmission speed (9600 baud) between the reader and the host controller, the high cost and quantity of specialized and dedicated hardware, and the inability of the host computer to process voice or video signals. For example, buildings requiring elevator access control have traditionally required a significant amount of expensive dedicated hardware. The JEDI network with intelligent readers can accomplish these functions without dedicated hardware, resulting in cost reductions, both in terms of the actual hardware required and the labour, cable and conduit costs associated with installation.

The JEDI system bypasses the need for specialized and dedicated hardware. Instead, JEDI provides a software-based platform that operates on an industrial computer server connected to intelligent readers transmitting data at high speed rates of up to 156,000 baud, while simultaneously running voice and video applications. The benefits and functionality derived from this approach can be significant.

JEDI Structure

The JEDI network consists of a main control computer server communicating with a series of intelligent readers, panels, and input/output devices. The key to the technology is the smart chip we use, known as the MPNode computer chip, a programmable chip manufactured by Atmel. We purchase the MPNode chips and program them to perform certain functions upon detecting certain data. For access control applications, the chip is installed into a card reader. When data from an access card is received by the card reader, the chip processes the data and makes a decision to grant or deny access. Information on the transaction is passed along to the host computer for data storage and analysis purposes. Traditional Wiegand style card readers require an intermediate controller for every two or three reading devices. An intermediate controller is connected between the host computer and the group of readers controlled by it. In contrast, the JEDI systems allows intelligent readers to be installed in series, or daisy-chain fashion, without the need for intermediate controllers. This reduces hardware costs as only one host computer is required.

MPNode chips are programmable and accordingly can be applied to various customized tasks requiring an input and output device. The ability of a JEDI server to connect directly to a computer network or network of readers, without intermediate controllers, provides additional benefits in terms of cost, connectivity and programming.

JEDI panels, located at entrance doors for visitor access, can operate independently or as slaves off the JEDI server. The basic JEDI panel that we are developing is a full colour screen industrial computer. Panels may be located at entrance doors for visitor access or can be on-site managed by security guards as they manage the JEDI network. The slave/master architecture of JEDI panels reduces cost, simplifies programming, and improves data base management.

In designing JEDI, much consideration has been made of the many dissimilar applications requiring a JEDI network. In cases where building control is accomplished with on-site security and concierge staff, limited JEDI hardware or possibly only software may be needed to perform the required functions. For example, JEDI software may be sold as a simple visitor tracking system for commercial or gated residential sites. In general, JEDI has been designed to

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allow simple installations to be performed by small independent alarm contractors. However, provision has also been made for direct involvement by our staff in large campus wide and enterprise wide installations.

JEDI has many additional benefits, both in terms of building security and particularly relative to the legacy Wiegand protocol. It is our belief that addressable networks pose a serious threat to the continued use of the Wiegand format.

JEDI is a modular product, meaning that the software can accommodate add-on features or upgraded features. We will develop various modules for our JEDI technology, which will be released in a series of phases. Some of these product enhancement modules that we may explore and develop have been outlined below:

    * JEDI Photo-badging software is being designed to allow digital phot-imaging of individuals accessing a building, which can be stored in a database;

    * JEDI Time and Attendance software will allow human resources personnel to use the card reader database to track employee attendance and to automatically adjust card user characteristics based on vacation schedules, holiday dates and termination;

    * JEDI has the inherent ability to control other electrical circuits. For example, this allows JEDI to turn lights on or off based on the sections of a building used by a card holder or to interface with air conditioning units;

    * The JEDI server provides new opportunities to host video on the unified platform with voice and data. This would represent an entirely new concept in the security industry;

    * The nature of the JEDI server makes JEDI telephony products inherently Internet enabled. Future JEDI appliances may include the JEDI television line, which allows residents to view visitors at the door and doubles as an Internet shopping device. JEDI panels can connect to web enabled set top boxes being promoted as part of the web TV market. JEDI television panels would also compete in the large offshore video intercom business but at a fraction of the cost by saving on conduit and cable;

    * The distributed intelligence of JEDI makes the product suited to the growing emergency call/nurse call industry;

    * JEDI networks are built on an open architecture platform which is fully functional to integrate with any existing automation network;

    * The initial JEDI card reader release will be based on proximity technology. We intend to expand the product line to include readers based on our own infrared system, biometrics, radio frequency and any other reader type which appears to have potential. This may also include the world's first readers with built-in audio and video ability; and

    * A new and emerging market segment tracks not just people, but equipment. A typical application is the embedding of anti-theft chips in computers, which integrate with card reader systems.

Other Current Research and Development

In addition to our JEDI technology, we are developing a new product called EmerPhone. EmerPhone is a closed area network phone to be used for emergency purposes. The EmerPhone is scheduled to be commercially available in early 2002. The EmerPhone system consists of a core electronic assembly designed for

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Page 18

several separate tasks. These task applications require a variety of mechanical and electronic assemblies. Applications of the EmerPhone are as follows:

    * Elevator phones - these small assemblies are required by law to allow people stuck or injured in elevators to call for assistance. Options include surface mount, voice activation, voice messaging, and call indicators for the disabled.

    * Panic phones - these units are used primarily for parking lots and underground parking. They allow people in distress to contact security personnel. Options include strobes and sirens to scare away attackers.

    * Parking phones - these units are designed to allow people at a parking gate to contact the parking management office if they forget an access card or the gate is broken. Management then has the ability to open the gate remotely.

    * Information assistance phones - are used for ATM machines, airports, prisons and other applications where a vandal resistant phone is required to allow people to get information on using equipment, hotel reservations.

    * Industrial assistance phones - are more ruggedly built units for factories, oil platforms and other industrial applications where specifications may even require explosion proofing.

    * Campus phones - are a rapidly growing market segment reflecting the heightened sense of security at university and commercial campuses. Similar to panic phones, campus phones may be built into housing up to 12 feet tall. Strobes, sirens and security cameras may be built into the campus phone. A key element of a campus phone is tracking software. Similar to caller ID software, tracking software allows campus personnel to pinpoint the exact location calling by address or on a map. The systems also require automatic system integrity diagnostics.

Production

We currently manufacture the Enterphone 2000 control and entrance panel products in-house. Our card readers, radio-frequency and infra-red access, and tracking systems are purchased from other manufacturers and resold under our brand-names. We maintain full facilities to assemble through-hole circuit boards and limited facilities for assembling surface mount circuits. We have a policy of supporting old products for up to 20 years and having an assembly staff that allows us the flexibility to produce small runs of high margin legacy products. We plan to continue this process for our older products such as previous versions of the Enterphone. Any new hardware based product designed on a surface mount platform will be produced on a sub-contract basis with final mechanical assembly at Viscount.

We have contracted with software developers to develop our JEDI software platform. The JEDI software platform is loaded on standard industrial computer chassis. We have elected not to develop hardware internally for JEDI since the required hardware controllers are commercially available at quality and price levels that make internal development uneconomical. In addition, by using off-the-shelf components, we improve our time to market, eliminate hardware debugging and increase our ability to be technologically flexible in the future. We will primarily execute final mechanical assembly of the JEDI systems.

JEDI Development Schedule

The original JEDI program was implemented to develop interactive display panels. These panels were originally scheduled to be available in March 2000. However, we subsequently expanded the features of the system and as a result the initial

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Page 19

commercial release is currently scheduled to occur in early to mid 2002. The timing of the commercial release is subject to our ability to obtain financing as required by our business plan, and there is no guarantee that we will be able to meet this commercial release schedule.

Product Development

We have two employees currently dedicated full-time to research, development and product engineering. In addition, three other employees contribute to research and development on a part-time basis. During fiscal 1999 and 2000, we incurred approximately $164,082 and $334,168 respectively, on research and development, before deduction of investment tax credits, primarily related to the development of the JEDI system.

Market and Marketing

The Market

The intercom and access control market is serviced by a number of large and small competitors. Our traditional products compete in a mature marketplace, that largely uses the 30 year old Wiegand technology. We believe that there currently exists an opportunity in the building and access control market for innovative products that use current technologies to reduce user costs. We have positioned our JEDI technology to take advantage of this opportunity.

Accordingly, the focus of our marketing initiatives for 2002 will involve our JEDI technology. The first release of JEDI will compete in the intercom and access control security system market.

The access control market can generally be described as the market for any equipment used to control passage through a door, gate or other portal. A portion of this market is comprised of mechanical and electronic door locks that typically control access through single doors. Many of the single door systems have been engineered for low security levels for customers who do not desire a full access control host. The access control market that we compete in involves computerized access control systems that typically control access through multiple access points, such as our Enterphone 2000 system. Our new JEDI product was designed to present a new technology to this computerized market niche. In particular, in large high-rises with a full JEDI system, individual tenants may use the JEDI server to control access to one or two doors.

Our traditional market for our Enterphone 2000 product was apartment and condominium buildings. While the market for telephone entry type systems amounts to about US$100 million, in the past 10 years there has been a strong trend towards increased building security resulting in much more sophisticated integrated installations. For example, in 1990 a typical condominium building would be equipped with an intercom to admit visitors. Today, a typical new building installation includes telephone entry, card access, closed circuit cameras, individual burglar alarms and panic stations. This puts pressure on manufacturers to provide a comprehensive package and represents an opportunity for significant revenue growth per system. JEDI will be our first in-house product that addresses these multiple requirements . The modular nature of JEDI also provides us with an excellent opportunity to design additional products on the JEDI platform to provide enhanced options for a comprehensive building security package.

In addition to apartment entrances, JEDI was also designed to provide access control for the rapidly growing gated community market. Monitor style directory panels are also used in thousands of commercial high-rises. The JEDI panel provides features previously unavailable for this market. The overall effect of these system advances will be to enhance our core business, while finding applications where the new features expand the traditional market for such systems.

We will also target upgrades and retrofits to existing apartments and other

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complexes that use traditional telephone wire intercom access control systems.
The low hardware costs and increased functionality of the JEDI system will be marketed to building management companies, along with its turnkey installation as a replacement to existing access control systems for most modern buildings.

While complete JEDI networks will typically be installed, the modular nature of JEDI allows additional segmentation based on product application and end-user need. The nature and scope of a JEDI installation depends on the level of security required, the product alternatives, the number of buildings, and the level of system management required. The nature and scope of an installation can be described in terms of a user spectrum ranging from price sensitive users to users requiring enhanced services. At one end of this spectrum is price.
For these applications JEDI will be competing with traditional Wiegand systems. We believe the cost reduction aspects of JEDI will provide us with a competitive advantage over traditional Wiegand systems. For example, a typical condominium developer does not manage a building after construction. Therefore, the developer is looking for a very affordable, reliable access control system . Unless a more sophisticated product will help sell suites the developer tends to keep the system simple. At the middle of the spectrum are customers who will adopt JEDI mainly due to system benefits. For a commercial high-rise this may be the flexibility derived from a new user profile approach JEDI uses for programming. On the enhanced service end of the spectrum we find customers who need to develop a much closer relationship due to the level of sophistication of their needs. At this level, we anticipate additional revenue opportunities for custom programming, data mining and hosting, and direct installations for national accounts.

While the core function is controlling access/egress, through the planned development of various JEDI technology modules we will actively target all of these segments. For example, a JEDI add-on module can be developed to provide an asset tracking system to prevent computer theft. The inherent alarm functions of JEDI allow it to be used as an integrated theft/burglar alarm system for large facilities. The JEDI telephony video capture function will allow government agencies to track alcohol and drug problem tenants of controlled housing complexes or other regulatory monitoring functions. Finally, JEDI, along with our new EmerPhone, can function to combat vandalism and to secure parking lots.

We rank controlling access/egress and securing parking facilities as the primary concerns of our traditional core multi-residential business.

Distribution Plan

We currently have approximately 500 dealers of our existing products throughout North America. When our existing business was acquired from BC Tel, we relied primarily on exclusive and semi-exclusive dealers in certain major metropolitan areas. Our distribution network is not static and we are constantly seeking additional sales channels. Our existing distribution dealers may be used to market and install the JEDI system, however not all existing dealers will meet the profile or qualifications required to understand and install a JEDI network. Accordingly, we will be evaluating various reseller and dealer channels for distribution of our JEDI systems.

As JEDI is a new technology, we believe it is important that we penetrate the market quickly. Establishing exclusive dealers would give competitors added incentive to find a solution to the JEDI network technology. For this reason, we see an advantage in adopting a "shot gun" style marketing plan for JEDI. We will establish large numbers of dealers, primarily based on qualifying for credit and technical ability. We then intend to sell through qualified distributors as well to expand our market coverage.

As previously noted JEDI can serve several different markets and the type of dealer serving each may vary. Simple installations may be performed by small independent dealers, but as the overall scope of the project increases, the technical ability of the dealer becomes increasingly important. At the extreme, our employees may be directly involved with the customer in designing, installing and servicing the product. In other cases, our personnel may be involved on a co-op basis with large national security, building automation and heating/ventilation and air-conditioning contractors.

These distribution deals, along with our existing dealer base, gives us immediate access to the largest networks of dealers in the US, Canada and Mexico.

While we will initially be targeting our existing markets for the sale of our JEDI technology, the market for our JEDI product is worldwide. JEDI is designed to accommodate foreign languages with minimal modifications to the software. This is in contrast to other products of its type which require a heavy software investment to provide alternative language software. With JEDI, the core software can be applied in all languages with only the on screen text displays needing to be translated. Translation can be accomplished using commercially available translation software.

JEDI Marketing Strategy

We will use our established distribution channels as well as new distribution channels to access our target markets for the JEDI technology. As a unique technology, however, end-users as well as dealers must be educated about JEDI benefits. It is our experience that a stronger initial emphasis on end-user decision-makers and large national system integrators will be the most effective in developing the JEDI market.

Advertising

We intend to pursue an advertising strategy, which involves a mix of dealer and end-user security and building automation magazines. The unique nature of JEDI places us in a position of having strong editorial leverage. We have already secured agreements with most major publications to introduce the concept. This approach will include a full feature story by the editors highlighting the new technology, a story outlining application specific benefits and print advertising relating to the product.

There are approximately 30 magazines worldwide which are credible venues to advertise JEDI technology. We will initially advertise our JEDI launch in approximately twelve industry magazines in North America.

Our current products are advertised on an ongoing basis in various print publications, which we will continue to do with our JEDI products. We have been testing new publications on a regular basis to evaluate response, sales and readership. All leads are followed up and magazines are rated based on a dollar sales per advertising dollar spent ratio. While the sales cycle is sometimes fairly long, this approach has given us a very accurate measure of the effectiveness of various publications and individual ads.

Trade Shows

We have experienced that the marginal dollar benefit of trade show participation is much less than other promotional media (print ad, direct mail etc.). Therefore, we intend to be very selective in introducing JEDI this way. We intend to focus on end-user targeted shows rather than dealer shows. It has also been our experience that trade shows are sometimes too useful in educating one's competitors about new advances in technology. The primary end-user shows we are considering attending, target corporate and institutional security decision-makers, building management and developers, and finally, building automation facility managers.

Direct Marketing

One of the most effective ways to market security systems is to identify major institutional and corporate users and market directly to key individuals. We intend to hire direct marketing staff to market our JEDI technology and institute an aggressive program to meet key decision making individuals.

Because of the proprietary nature of JEDI, we are flexible to meet customer specifications. We will use this approach to push JEDI technology into the market.

Pricing Strategy

Our system provides features never before available in a building control security system. The JEDI technology is built on an architecture which can reduce user costs significantly. The modular nature of the technology amplifies this effect the larger the system becomes.

With a unique product and a position of product leadership, we will have a strategy of building market share. This implies a product sold at reasonable 50-60% margins. With the telephony component, we are targeting a price which provides JEDI panels at a price that is competitive with similar products, but with new enhanced features.

Competition

Competitive Summary

The security and building control industry is undergoing a rapid period of consolidation. Large multi-national companies are integrating vertically by acquiring equipment providers to build house brands. Recent examples are the purchase of Cardkey by Johnson Controls, Guardall by Chubb and ADI/Northern Computers by Honeywell. The access control industry is very segmented with no company having a dominant market position. Canada has approximately six control manufacturers, while the US has at least fifty. There is a certain amount of vertical integration in the business and several large multinational companies own their own house brands. Many branches of these multinational companies often have their own brand preferences and buy outside their internal distribution channels.

Almost all manufacturers build control hosts based on Wiegand technology. Due to these limitations, most research and development is focused on cost reducing hardware and making the control hosts more network capable. In all cases, the manufacturer using traditional Wiegand technology are limited from 1 to 8 doors per host.

Insofar as the use of intelligent readers are concerned, the existing industry is relatively new and accordingly is small and only amounts to about $100 million US per year. There has been some consolidation. The largest US firm, Sentex Systems, was recently acquired by The Chamberlain Group, Inc., a large manufacturer of industrial products. We see many opportunities for JEDI panels outside the traditional visitor entry control function. Basic panels will be priced to compete favorably with similar low-tech systems to build market share.

Competitive Threats

While we have a strong dealer and distribution plan in place, JEDI will position us in a market dominated by much larger players. The higher security JEDI applications are also somewhat outside of our traditional scope of business. We must rapidly develop a market for JEDI and educate users of the JEDI benefits in order to achieve market share that will allow us to be competitive in this market. There is no guarantee that we will be able to successfully compete against our larger competitors.

While JEDI is a new product in an established growing market, technological change can be met with resistance. Some buyers are nervous about new products, and new protocols even more so. Most buyers are familiar with the benefits of addressable fire alarms and we intend to market JEDI from this point of view; that is to stress the inevitability of all access control systems evolving this way.

From an initial commercial point of view, one challenge for us is the relatively long sales cycles of security projects. Systems such as JEDI may take up to 2 years from specification to installation, so sales forecasts can be adversely affected by the pace of construction and the general decision making process.

Another key concern is the ability of competitors to imitate the product and the ability of large imitators to more easily commercialize their product. We have estimated that we will have a three-year market lead. Fortunately, the wide range of JEDI software applications should provide us with an ongoing lead as long as we are aggressive with research and development.

Description Of Property

Property

Our executive office and central factory is located in Burnaby, British Columbia, where we currently lease 12,040 square feet. We lease this space under an industry standard operating lease with a term expiring May 31, 2004, renewable at the option of Viscount. Current monthly lease obligations are $6,521. We believe that our current facilities are adequate and are suitable for our current use, and that suitable additional facilities will be available, when needed, upon commercially reasonable terms. Our facilities are adequately insured against perils in a manner consistent with industry practice.

Intellectual Property

We will rely on a combination of patent laws (if applicable), trade secret laws, non-disclosure and other contractual agreements, and technical measures to protect the confidential information, know-how, and proprietary rights relating to our Enterphone 2000, JEDI and other Viscount products. We have contractual rights with respect to registered North American trademarks and tradenames including the following: Viscount, Enterphone, Enterchek, Infraclick,
Emerphone. We have also filed an application for a North American patent on our JEDI technology.

We have registered active Internet domain names for www.viscount.com and www.enterphone.com .

Our standard employment agreements and license agreements contain provisions that protect the confidentiality of our proprietary property. All our employees and sales agents are required to sign these agreements prior to their employment or engagement.

To date we have not received notification that our services or products infringe the proprietary rights of third parties. Third parties could however make such claims of infringement in the future. We cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with our services, thereby substantially reducing the value of our proprietary rights.
Furthermore, there can be no assurance that any confidentiality agreements between us and our employees or any license agreements will provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Government Regulation

All Viscount equipment is FCC and IC approved. Our products are also UL and ADA approved where required by law depending specifically on particular products and place of installation.

Some Viscount products are still under government regulation. The Enterphone 2000 is an interposition technology which can only be installed in U.S. states where the local public service commission has designated the original point of entry of a building as the demarcation point between the telephone company and building owner's responsibility. Conversely, it can also be installed where the telephone company has given consent to allow Enterphone to share the telephone backbone.

The history of government deregulation for Viscount mainly relates to the demarcation point in a building. Until government deregulation came to the access control industry, Enterphone type systems could only be installed by telephone companies.

Historically, Enterphone was approved by MA Bell. After the break-up each regional telephone company began to make its own decisions. As a result of this, Chicago, New York, and Boston became strong markets for the Enterphone. Another result of government deregulation was that many telephone companies withdrew from the access control systems industry, which resulted in our using direct dealers in those regions.

Our Sources of Revenues

The majority of the Company's revenues are derived from the Enterphone product line. Historically, the Enterphone sales represented approximately 72% to 80% of total revenues. The balance of the Company's revenues are derived from other products such as access tracking and control, closed circuit monitors, infrared and radio frequency remotes. Our JEDI technology, if successfully brought to market, will be a new source of revenue for us. If our initial release of our JEDI technology is successful we will be developing additional applications for the technology in order to generate other sources of revenue.

Employees

Viscount employs twenty full and part-time staff at its factory in Burnaby, British Columbia.

Legal Proceedings

To the best of our knowledge, there are no legal actions pending, threatened, or contemplated against us.

Additional Information

We will file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy statements and other information on which we file electronically with the SEC. The SEC's website is located at http://www.sec.gov.
------------------

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other documents referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. The registration statement and exhibits can be inspected and copied at the public reference section at the SEC's Public Reference Room in Washington D.C. noted above. The registration statement and exhibits can also be reviewed on the SEC's Internet site at http://www.sec.gov.
                              ------------------

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                          CONDITION AND PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited Financial Statements and Notes thereto for the period ended December 31, 2000, and our unaudited Financial Statements and notes thereto for the nine months ended September 30, 2001, and other financial information appearing elsewhere in this prospectus.

Overview of Operations

The substantive operations of our business are conducted by our subsidiary, while the parent company provides certain administrative and strategic decision making functions. Our wholly owned subsidiary Viscount Communication & Control Systems, Inc., incorporated in 1997, is a provider of access control door security products. The current control access product line consists of Enterphone 2000, a building intercom; card access systems; radio frequency remote controls; liquid crystal display intercom panels; and closed circuit TV cameras.

Enterphone 2000 is a specialized telephone switch used to provide intercom functions in high-rise buildings. The Enterphone product was first invented in 1965 and to date there are over 30,000 Enterphone installations in buildings throughout North America. The existing product line generated $3.58 million in revenues for the year ended December 2000 and $2.48 million in the nine months ended September 30, 2001.

Our subsidiary, Viscount Communication has also been in a research and development mode for the last three years and is preparing to release a proprietary software based access control door security technology called JEDI (Java Embedded Distributed Intelligence). Our business plan contemplates an initial financing of US$1,000,000 to commercialize the JEDI technology. There is no guarantee that we will be successful in raising these funds.

We will continue to manufacture and sell our existing product line while launching our new JEDI technology.

Results of Operations

For the nine months ended September 2001 as compared to September 2000

Revenues for the nine months ended September 30, 2001 were $2,476,294, a decrease of 5.6% as compared to revenues of $2,622,103 for the nine months ended September 30, 2000. The decrease in revenues was impacted by reduced business activity following the September 11, 2001 terrorist attacks on the United States. Our September 2001 sales decreased approximately 40% as compared to previous September months.

The cost of goods sold as a percentage of sales was 44.8% for the nine months ended September 30, 2001 as compared to 46.0% for the nine months ended September 30, 2000. We have focused on controlling costs and using multiple vendors to ensure input costs are managed. We have also focused on selling higher margin products to increase profits. The reduction in costs of goods sold in 2001 was due to the following factors:

        - In 2001, all freight and brokerage costs were charged to the customer. These costs were not charged to the customer in the beginning months of the period ended September 30, 2000.
        - We reduced the amount of metal on the common/control line expansion unit resulting in reduced input costs; and
        - A new supplier was used for keypads, speakers, and PC boards resulting in lower costs for these parts.

Gross profit for the nine months ended September 30, 2001 was $1,365,768, a decrease of 3.4%, as compared to the gross profit of $1,413,320 for the nine months ended September 30, 2000. The decrease was due to reduced revenues correlating with the September 11, 2001 terrorist attacks on the United States.

Selling, general and administrative expenses were $1,097,921 for the nine months ended September 30, 2001 as compared to $1,204,191 for the nine months ended September 30, 2000, a decrease of 8.8%. As a percentage of revenues, selling, general and administrative costs were 44.3% in 2001, as compared to 45.9% in 2000. The restructuring of the administrative function resulting in reduced payroll and overall improved administrative efficiency has contributed to a reduction in costs.

Research and development expenses were $100,670 during the nine months ended September 30, 2001. This is consistent with the research and development costs of $90,736 for the nine months ended September 30, 2000.

For the year ended December 2000 compared to year ended December 1999

Revenues for the year ended December 31, 2000 were $3,579,781, consistent with revenues of $3,576,600 for the year ended December 31, 1999. The Enterphone 2000 product line represented 79% of total revenues in 2000 as compared to 80% in 1999.

Cost of goods sold as a percentage of sales were 52.4% for the year ended December 31, 2000, which is comparable to 54.8% for year ended December 31, 1999. We have focused on controlling costs resulting in higher margins in 2000 and continued to do so during the nine months ended September 30, 2001.

Gross Profit for the year ended December 31, 2000 was $1,704,317, a 3.6% increase as compared to gross profit of $1,644,886 for the year ended December 31, 1999. The increase is due to an improvement in gross margins in 2000.

Selling, general and administrative expenses were $1,392,019 for the year ended December 31, 2000 as compared to $1,262,308 for the year ended December 31, 1999, an increase of $129,711 or 10%. The increase is primarily due to an increase in selling costs due to the hiring of one additional sales representative in the Asian market, combined with higher benefit costs for all staff.

Research and development costs for the year ended December 31, 2000 totaled $268,691, a 123% increase over December 31, 1999 research and development costs of $120,229. The increase is due to the fact that we allocated additional resources to develop the JEDI technology.

Liquidity and Capital Resources

Bank indebtedness net of cash and cash equivalents as at September 30, 2001 totaled $263,067, as compared with the bank indebtedness net of cash and cash equivalents of $286,088 as at December 31, 2000. We have a demand bank credit facility available for an operating loan of up to a maximum of $500,000 at prime lending rate plus 1%. The facility is secured by a general security agreement.

On September 30, 2001 we had a working capital of $936,035 and a current ratio of 2.1 to 1.0. This working capital position is consistent with December 30, 2000 of $796,714 and a current ratio of 1.8 to 1.0.

We have funded business operations using cash provided by operating activities and from funds advanced under the bank credit facility. For the nine months ended September 30, 2001 we generated $48,833 from operating activities.

For the year ended December 31, 2000, investing activities consisted primarily of purchases of property and equipment, principally computer and manufacturing equipment and leasehold improvements. These purchases totaled $39,910. For the nine months ended September 30, 2001, there were no capital expenditures.

To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We expect that in the future, any excess cash will continue to be invested in high credit quality, interest-bearing securities.

We believe cash from operating activities will be sufficient to meet the working capital requirements of our traditional access control business for at least the next 12 months. We will require additional funds to support the development and marketing of our new JEDI product. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be unable to develop or enhance our JEDI products, take advantage of future opportunities or respond to competitive pressures. We may also need to raise additional funds to permit growth and further product development should we initially be successful at marketing our JEDI products.

There are no legal or practical restrictions on the ability to transfer funds between parent and subsidiary companies.

We do not have any material commitments for expenditures as of September 30, 2001.

We do not know of trends or uncertainties that will have a material impact on future revenues. We do not anticipate that the effect of the September 11, 2001 terrorist attacks will impact future revenues.


                                      MANAGEMENT

Directors and Executive Officers

Our Board of Directors and executive officers and their respective ages as of January 31, 2002 are set forth in the table below. Each of the directors of Viscount will serve until the next annual meeting of shareholders or until his successor is elected and qualified. In the event that there are three or more directors, the directors will be divided into three different classes. Each director will serve for a term ending on the date of the third annual general meeting following the annual general meeting at which the director was elected, provided that each initial director in the first class holds office until the first annual meeting of the shareholders; each initial director in the second class holds office until the second annual meeting of the shareholders; and each initial director in the third class holds office until the third annual meeting of the shareholders. At least one-third of the directors must be elected annually.

Also provided is a brief description of the business experience of each director and executive officer and the key personnel during the past five years and an indication of directorships (if any) held by each director in other companies subject to the reporting requirements under the Federal securities laws.

-------------------------------------------------
       Name and Position                    Age
-------------------------------------------------
Stephen Pineau                              39
President, Chief Executive
Officer, Secretary and
Director
-------------------------------------------------

-------------------------------------------------
       Name and Position                    Age
-------------------------------------------------
Greg D.C. Shen                              55
Chairman of the Board and
Director
-------------------------------------------------
Les Fong                                    31
Chief Financial Officer
-------------------------------------------------

Following is a discussion of the business background of each director and executive officer.

Business Experience

Stephen Pineau is the President, Chief Executive Officer and a Director of
---------------
Viscount. He has served as a director and officer of Viscount since July 27, 2001, and as a director and officer of our subsidiary, Viscount Communication since July of 1997. He was employed at Viscount Communication & Control Systems Inc., a subsidiary of BC Tel, as Marketing Director from 1992-1995. He left Viscount Communication & Control Systems Inc. to start Blue Mountain Technologies Inc., where he held office as President from 1995 to 1997. Blue Mountain Technology Inc. replaced B.C. Tel as the main Vancouver installation company of Viscount products. Since 1997 Mr. Pineau has held office as President of the current Viscount Communication & Control Systems Inc.

Greg Shen is the Chairman of the Board and a Director of Viscount. He has served
---------
as a director and officer of Viscount since July 27, 2001, and as a director and officer of our subsidiary, Viscount Communication and Control Systems Inc. since July of 1997. Prior to Viscount Communication & Control Systems Inc., he acted as Production Manager at Microtel, a subsidiary of BC Tel from 1975 to 1993. Mr. Shen was Chief Executive Officer of Viscount Communication & Control Systems Inc. from 1997 to 2001 and Chairman of Blue Mountain Technologies Inc. from 1997 to 2001. In 2001 he was appointed Chairman of Viscount. His primary expertise and responsibilities related to Spacetel satellite products. Viscount Communication & Control Systems Inc. was also a Microtel division at one time, and as Production Manager, Mr. Shen became very familiar with Viscount products. Mr. Shen has a Masters degree in Engineering from West Coast University at Los Angeles.

Les Fong is the Chief Financial Officer of Viscount.  He has served in this
--------
capacity since July 27, 2001. Previously, he was Assistant Accountant for Pacific Western Brewing Company from 1996 to 1997, Accounting Consultant for Royal Canadian Homes Ltd. from 1996 to 1997, Contract Accountant for City West Development Corporation in August of 1997, Contract Accountant for BMW Sydney Ltd. in 1997, Accountant for Viscount Communication & Control Systems Inc. from 1998 to present, and Accountant for Blue Mountain Technologies Inc. from 1998 to present. Mr. Fong acquired a Bachelors degree in Commerce from the University of British Columbia.

Employment Contracts and Change in Control Agreements

Stephen Pineau - President

On January 1, 2001, our subsidiary, Viscount Communication, entered into an employment agreement with Mr. Stephen Pineau, pursuant to which Mr. Pineau serves as our President and Chief Executive Officer. The agreement provides for an annual base salary of $72,000, a bonus of 10% of the net income of Viscount Communication before interest and taxes, a lease and related expenses of a company vehicle to be used.

The initial term for Mr. Pineau's agreement is one year with automatic renewal at the employee's discretion unless a minimum 30 days notice is given by Viscount Communication.

Greg D. C. Shen - Chairman and Director

On January 1, 2001, our subsidiary, Viscount Communication, entered into an employment agreement with Mr. Greg Shen, pursuant to which Mr. Shen serves as our Chairman of the Board. The agreement provides for an annual base salary of $57,321, a lease and related expenses of a company vehicle to be used.

The initial term for Mr. Shen's agreement is one year with automatic renewal at the employee's discretion unless a minimum 30 days notice is given by Viscount Communication.


                              EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or earned for services rendered to us in all capacities during the years ended December 31, 1999 and December 31, 2000 by our President and Chief Executive Officer (the "Named Officer"). No executive officer received total annual salary, bonus and other compensation in excess of $100,000 in those periods. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned for the 2000 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

                                          Summary Compensation Table
                                          --------------------------
                                                  Annual Compensation                Long-Term Compensation
                                          -----------------------------------   -----------------------------------
                                                                                                     Securities
                                                                                  Stock              Underlying
Name and Principal Position         Year           Salary          Other          Awards            Options/SAR's
---------------------------         ----        ------------   ------------    ------------         -------------
Stephen Pineau                      1998        $57,862          -                 Nil                   Nil
President                           1999        $62,059        $2,000[1]           Nil                   Nil
                                    2000        $61,822        $3,000[1]           Nil                   Nil


[1]  These amounts were paid to the Named Officer for Directors Fees.

Option Grants in Last Fiscal Year

There were no options granted to the Named Officer during the fiscal year ended December 31, 2000.

Director Compensation

No compensation was paid to directors for services rendered as a director other than director fees from our Viscount Communication subsidiary to Stephen Pineau in the amount of $2,000 for fiscal 1999 and $3,000 for fiscal 2000.

Limitation of Liability

Our bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us.

Our Articles of Incorporation limit or eliminate the personal liability of officers directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of the law, or the payment of dividends in violation of the Nevada Revised Statutes.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Viscount pursuant to the foregoing provisions, or otherwise, Viscount has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 30, 2001 by (a) each person known by us to be a beneficial owner of more than five percent (5%) of our issued and outstanding common stock; (b) each of our Directors; and (c) all our directors and officers as a group.

       Name and Address of             Shares               Percentage of Shares
        Beneficial Owner          Beneficially Owned         Beneficially Owned
        ----------------          ------------------         ------------------

Stephen Pineau                        1,650,000(1)                   11.52%
President, CEO, Secretary and
Director
10271 Cathcart Road, Richmond
British Columbia, Canada

Greg D.C. Shen                        3,150,000(1)                   21.99%
Chairman and Director
2056 West 58th Ave., Vancouver,
British Columbia, Canada

Les Fong                                 25,000(1)                    0.17%
Chief Financial Officer
3195 East 28th Avenue, Vancouver
British Columbia, Canada

Chi Hua Liu                           1,583,333                      11.05%
1888 Westbrook Crescent, Vancouver,
British Columbia, Canada

Steven Leach                          1,250,000                       8.73%
14905 - 93A Avenue, Surrey,
British Columbia, Canada

Chin Dong Pai                         1,750,000                      12.22%
2802-1050 Burrard Street, Vancouver,
British Columbia, Canada

       Name and Address of             Shares               Percentage of Shares
        Beneficial Owner          Beneficially Owned         Beneficially Owned
        ----------------          ------------------         ------------------

Cho Kun Ko                            1,416,667                       9.89%
7479 - 17th Ave., Burnaby,
British Columbia, Canada

All directors and officers
 as a group (2 persons)               4,825,000(1)                   33.68%

(1) These amounts include beneficial ownership of securities not currently outstanding but which are reserved for immediate issuance on exercise of options. In particular, these amounts include shares issuable upon exercise of options as follows: 400,000 shares issuable to Stephen Pineau; 400,000 shares issuable to Greg Shen; 25,000 shares issuable to Les Fong.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with management and others

None of our current directors and executive officers, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction with us in which the amount involved exceeds $60,000.

Conflicts of Interest

Our President and CEO, and our Chief Financial Officer are also officers of Blue Mountain Technologies Inc. (BMT). BMT purchases and resells products manufactured or sold by us. Annual sales of our existing products to BMT represent approximately 7% of our total sales on a recurring basis.


                            DESCRIPTION OF SECURITIES

Our Articles of Incorporation authorize the issuance of up to 120,000,000 shares consisting of 100,000,000 shares of Common Stock, having a par value of $.001 per share and 20,000,000 shares of preferred stock, having a par value of $.001 per share.

Common Stock

Each share of common stock has the same rights, privileges and preferences. Holders of the shares of common stock have no preemptive rights to acquire additional shares or other subscription rights. They have no conversion rights and are not subject to redemption provisions or future calls by us. As at January 31, 2002, there were 13,500,000 shares of common stock issued and outstanding held by 49 shareholders.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are not entitled to cumulate their votes.

In the event of our liquidation, dissolution, or winding-up, either voluntarily or involuntarily, the holders of the outstanding shares of our common stock are entitled to receive a pro rata share of our net assets as are distributable after payment of all liabilities which may then be outstanding, subject to the preferences that may be applicable on any outstanding preferred stock if any.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 20,000,000 shares of preferred stock, having a par value of $.001 per share. The preferred stock may be issued from time to time in one or more classes and one or more series within such classes in any manner permitted by law and the provisions of the Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance, prior to the issuance of any shares. The Board of Directors shall have the authority to fix and determine and to amend the designation, preferences, limitations and relative rights of the shares (including, without limitation, such matters as dividends, redemption, liquidation, conversion and voting) of any class or series that is wholly un-issued or to be established. Unless otherwise specifically provided in the resolution establishing any class or series, the Board of Directors shall further have the authority, after the issuance of shares of a class or series whose number it has designated, to amend the resolution establishing such class or series to decrease the number of shares of that class or series, but not below the number of shares of such class or series then outstanding. As at January 31, 2002, we have not issued any preferred stock.

Provisions Related to a Change in Control

In the event that there are three or more directors, the directors will be divided into three different classes. Each director will serve for a term ending on the date of the third annual general meeting following the annual general meeting at which the director was elected, provided that each initial director in the first class holds office until the first annual meeting of the shareholders; each initial director in the second class holds office until the second annual meeting of the shareholders; and each initial director in the third class holds office until the third annual meeting of the shareholders. At least one-third of the directors must be elected annually.

Our charter documents also allow our Board of Directors to issue preferred stock, which may have rights and preferences that are superior to those of our common stock, thereby deterring a potential acquiror. Our Board of Directors is authorized, subject to any limitations prescribed by Nevada law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase or decrease the number of shares of any such series without further vote or action by the stockholders. The
Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. Although we have no current plans to issue preferred stock, the future issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a controlling interest in us.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company at 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada, 89119, telephone: (702) 361-3033.

                                     EXPERTS

The financial statements of Viscount Systems, Inc. as at December 31, 2000 and for each of the years in the two year period ended December 31, 2000 have been included herein and in the registration statement, in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon their authority as experts in accounting and auditing.

Neither KPMG LLP, independent auditors nor Ogden Murphy Wallace, PLLC was employed on a contingent basis in connection with the registration or offering of our common stock.

                         CHANGES IN CERTIFYING ACCOUNTANTS

There have not been any changes in certifying accountants.

                            FINANCIAL STATEMENTS INDEX


                                                                        Page No.
                                                                        -------
Financial Statements of Viscount Systems, Inc. for the nine months ended September 30, 2001and 2000 (unaudited) and the
Years ended December 31, 2000 and 1999

       Auditors' Report                                                     F-2

       Balance Sheets                                                       F-3

       Statements of Operations and Retained Earnings                       F-4

       Statements of Cash Flows                                             F-5

       Notes to Financial Statements                                        F-6

                    Consolidated Financial Statements
                    (Expressed in Canadian dollars)

                    VISCOUNT SYSTEMS INC.

                    Nine months ended September 30, 2001 and 2000 (unaudited) Years ended December 31, 2000 and 1999

Page F-2


AUDITORS' REPORT
To the Board of Directors
Viscount Systems Inc.

We have audited the accompanying consolidated balance sheet of Viscount Systems Inc. as at December 31, 2000, and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the two year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viscount Systems Inc. as at December 31, 2000, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2000 in conformity with accounting principles generally accepted United States of America.



(signed) KPMG LLP
Chartered Accountants

Vancouver, Canada
June 29, 2001

Page F-3

VISCOUNT SYSTEMS INC.
Consolidated Balance Sheets
(Expressed in Canadian dollars)
===============================================================================
                                                   September 30,   December 31,
                                                       2001            2000
-------------------------------------------------------------------------------
                                                    (unaudited)

Assets

Current assets:
   Cash and cash equivalents                        $    127,868   $     72,900
   Trade accounts receivable, less allowance
     for doubtful accounts of $60,224 at
     September 30, 2001 and $48,032 at December
     31, 2000                                            792,866        828,348
   Due from related party (note 2)                       155,515        194,642
   Leases receivable (note 3)                             81,173         48,297
   Inventory (note 4)                                    563,261        534,592
   Prepaid expenses                                        8,899          6,491
   Income taxes recoverable (note 11(a))                  37,835         61,838
   ----------------------------------------------------------------------------
                                                       1,767,417      1,747,108

Equipment (note 5)                                        73,234         87,934
-------------------------------------------------------------------------------

                                                    $  1,840,651   $  1,835,042
================================================================================

Liabilities and Stockholders' Equity

Current liabilities:
   Bank indebtedness (note 6)                       $    390,935   $    358,988
   Accounts payable and accrued liabilities              382,338        468,299
   Note payable (note 7)                                  20,000         25,000
   Deferred income taxes (note 11)                        18,106         18,106
   Current portion of long-term debt (note 9)             20,003         80,001
   ----------------------------------------------------------------------------
                                                         831,382        950,394

Due to stockholders (note 8)                             513,402        513,402
-------------------------------------------------------------------------------
                                                       1,344,784      1,463,796

Stockholders' equity:
   Capital stock (notes 12 and 18)                        34,288            100
   Retained earnings                                     461,579        371,146
   ----------------------------------------------------------------------------
                                                         495,867        371,246
-------------------------------------------------------------------------------

                                                    $  1,840,651   $  1,835,042
================================================================================

Commitments (note 15)


See accompanying notes to consolidated financial statements.

Page F-4

VISCOUNT SYSTEMS INC.
Consolidated Statements of Operations and Retained Earnings
(Expressed in Canadian dollars)
================================================================================

                                                        Nine months ended              Years ended
                                                            September 30,               December 31,
                                                   -------------------------     ------------------------
                                                          2001          2000           2000          1999
---------------------------------------------------------------------------------------------------------
                                                            (unaudited)
Sales                                               $ 2,476,294   $ 2,622,103   $ 3,579,781   $ 3,576,600
Cost of goods sold (exclusive of
  amortization shown separately below)                1,110,526     1,208,783     1,875,464     1,931,714
---------------------------------------------------------------------------------------------------------

Gross profit                                          1,365,768     1,413,320     1,704,317     1,644,886

Selling, general and administrative expenses          1,097,921     1,204,191     1,392,019     1,262,308
Research and development expenses (note 10)             100,670       90,736       268,691       120,229
Amortization                                             14,701       14,536        20,903        10,353
---------------------------------------------------------------------------------------------------------
                                                      1,213,292     1,309,463     1,681,613     1,392,890
---------------------------------------------------------------------------------------------------------
                                                        152,476       103,857        22,704       251,996

Other income (expense):
   Other income                                           6,731         5,786         6,459         7,203
   Interest and bank charges                            (27,213)      (25,661)      (53,111)      (15,228)
   Interest on long-term debt                            (3,224)       (8,615)      (10,792)      (28,763)
   ------------------------------------------------------------------------------------------------------
                                                        (23,706)      (28,490)      (57,444)      (36,788)

Earnings (loss) before income taxes                     128,771        75,367       (34,740)      215,208

Income taxes (note 11):
   Current                                               38,338        19,939        39,454        51,949
   Deferred                                                -             -           13,750         4,356
   ------------------------------------------------------------------------------------------------------
                                                         38,338        19,939        53,204        56,305
---------------------------------------------------------------------------------------------------------

Net earnings (loss)                                      90,433        55,428       (87,944)      158,903

Retained earnings, beginning of period                  371,146       459,090       459,090       300,187
---------------------------------------------------------------------------------------------------------

Retained earnings, end of period                    $   461,579   $   514,518   $   371,146   $   459,090
=========================================================================================================
Net earnings (loss)
  per share (note 18)                               $      0.01   $      0.01   $     (0.01)  $      0.02
=========================================================================================================

See accompanying notes to consolidated financial statements.

Page F-5

VISCOUNT SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)
================================================================================

                                                        Nine months ended              Years ended
                                                            September 30,               December 31,
                                                   -------------------------     ------------------------
                                                          2001          2000           2000          1999
---------------------------------------------------------------------------------------------------------
                                                            (unaudited)
Cash provided by (used in):

Operations:
   Net earnings (loss)                              $    90,433   $    55,428   $   (87,944)  $   158,903
   Items not involving cash:
     Amortization                                        14,701        14,536        20,903        10,353
     Deferred income taxes                                 -             -           13,750         4,356
     Other                                                 -             -             -               25
   Changes in non-cash working
     capital balances (note 14)                         (56,301)       16,551        10,406      (180,589)
   ------------------------------------------------------------------------------------------------------
                                                         48,833        86,515       (42,885)       (6,952)

Investments:
   Proceeds from sale of equipment                         -             -             -            6,800
   Purchase of equipment                                   -             -          (39,910)      (46,502)
   ------------------------------------------------------------------------------------------------------
                                                           -             -          (39,910)      (39,702)

Financing:
   Issue of capital stock, net                           34,188          -             -             -
   Repayment of long-term debt                          (60,000)      (60,000)      (80,000)         -
   Increase in long-term debt                              -             -             -          160,001
   Repayment of bank indebtedness                          -             -             -         (107,256)
   Increase in bank indebtedness                         31,947          -          193,416          -
   Shareholders' advances                                  -             -           (6,498)      (65,100)
   ------------------------------------------------------------------------------------------------------
                                                          6,135       (60,000)      106,918       (12,355)

Increase (decrease) in cash                              54,968        26,515        24,123       (59,009)

Cash, beginning of period                                72,900        48,780        48,777       107,786
---------------------------------------------------------------------------------------------------------

Cash, end of period                                 $   127,868   $    75,295   $    72,900   $    48,777
=========================================================================================================

Supplementary information:
   Interest paid                                    $    19,659   $    21,316   $    30,047   $    22,650
   Income taxes paid                                     14,334        24,003        32,004        16,002
=========================================================================================================


See accompanying notes to consolidated financial statements.

Page F-6

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

1.   Significant accounting policies:

     (a) Basis of presentation:

         The Company is incorporated under the laws of the Province of British Columbia and manufactures and distributes electronic premises access and security equipment. The Company has prepared these financial statements in accordance with United States generally accepted accounting principles. Capital stock has been retroactively restated for the recapitalization described in note 18.

     (b) Foreign currency translation:

         The functional currency for the Company is the Canadian dollar. Monetary items denominated in foreign currency are translated into Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at an average exchange rate for the period. Foreign exchange gains and losses are included in operations for the year.

     (c) Inventory:

         Raw materials and supplies are stated at the lower of cost and replacement cost. Cost is generally determined on the first-in, first-out basis. Work in process and finished goods are stated at the lower of average cost and net realizable value.

     (d) Equipment:

         Equipment is stated at cost. Depreciation is provided based on the estimated useful lives of the assets as follows:

         =======================================================================
         Asset                                               Basis       Rate
         -----------------------------------------------------------------------
         Computer equipment                      declining balance        30%
         Office furniture and equipment          declining balance        20%
         Manufacturing equipment                 declining balance        20%
         Leasehold improvements                      straight-line        20%
         =======================================================================

     (e) Revenue recognition:

         Revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred, provided the product does not require significant customization, the fee is fixed and determinable, and collectibility is considered probable. Cash received from customers prior to these criteria being met is recorded as deferred revenue.

     (f) Government assistance and investment tax credits:

         The Company follows the cost reduction method of accounting for government assistance and investment tax credits ("ITC") whereby the estimated net recoverable amount of the benefit of the tax credits is recognized as a reduction in the cost of the related capital asset or expenditure.

Page F-7

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

1.   Significant accounting policies (continued):

     (g) Research and development costs:

         Research and development costs are expensed as incurred. Also see note 10.

     (h) Advertising costs:

         Advertising costs are expensed as incurred. Advertising costs amounted to $99,759 for the nine months ended September 30, 2001 (2000 - $89,913), $105,825 for the year ended December 31, 2000, and $70,783 for the year ended December 31, 1999.

     (i) Deferred income taxes:

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not more likely than not that a deferred tax asset will be recovered, a valuation allowance is provided.

     (j) Use of estimates:

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. A significant area of estimate is the amount of recoverable investment tax credits (notes 10 and 11(a)). Actual results could differ from those estimates.

     (k) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
         Of:

         The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Page F-8

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

1.   Significant accounting policies (continued):

     (l) Commitments and contingencies:

         Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

     (m) Unaudited interim financial information:

         The financial information as at September 30, 2001 and for the nine month periods ended September 30, 2000 and 2001 is unaudited; however, such financial information includes all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of the financial information, in accordance with generally accepted accounting principles in the United States.

2.   Due from related party:

     The amounts are due from a company with common ownership.

3.   Leases receivable:

     Leases receivable include amounts due from customers in monthly instalments on five-year leasing contracts expiring in 2003 through 2006. Contracts bear interest at rates ranging from 11% to 31% per annum and are secured by the equipment under lease.

4.   Inventory:

     ===========================================================================
                                                  September 30,   December 31,
                                                           2001           2000
     ---------------------------------------------------------------------------
                                                    (unaudited)

     Raw materials                                $    400,037     $    368,712
     Work in process                                    80,850           94,181
     Finished goods                                     82,374           71,699
     ---------------------------------------------------------------------------
                                                  $    563,261     $    534,592
     ===========================================================================

Page F-9

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

5.   Equipment:

     ===========================================================================
                                                       Accumulated     Net book
     September 30, 2001 (unaudited)          Cost     depreciation        value
     ---------------------------------------------------------------------------

     Computer equipment                 $    52,022   $    18,932   $    33,090
     Office furniture and equipment           2,792         1,387         1,405
     Manufacturing equipment                 24,651        16,384         8,267
     Leasehold improvements                  46,814        16,342        30,472
     ---------------------------------------------------------------------------
                                        $   126,279   $    53,045   $    73,234
     ===========================================================================

     ===========================================================================
                                                       Accumulated     Net book
     December 31, 2000                       Cost     depreciation        value
     ---------------------------------------------------------------------------

     Computer equipment                 $    52,022   $    12,748   $    39,274
     Office furniture and equipment           2,792         1,072         1,720
     Manufacturing equipment                 24,651        13,554        11,097
     Leasehold improvements                  46,814        10,971        35,843
     ---------------------------------------------------------------------------
                                        $   126,279   $    38,345   $    87,934
     ===========================================================================

6.   Bank indebtedness:

     Bank indebtedness is drawn under a bank credit facility available for an operating loan to a maximum of $500,000 at prime lending rate plus 1%, repayable on demand. The facility is secured by a general security agreement.

7.   Note payable:

     The note payable bears interest at 8% per annum, is unsecured, and is payable on demand.

8.   Due to stockholders:

     Amounts due to stockholders are non-interest bearing, unsecured and without repayment terms.

9.   Long-term debt:

     ===========================================================================
                                                  September 30,   December 31,
                                                           2001           2000
     ---------------------------------------------------------------------------
                                                    (unaudited)

     Bank loan, with interest at prime
       lending rate plus 1.5%, repayable
       at $6,667 monthly, plus interest
       and secured by a general security
       agreement                                  $     20,003     $     80,001
     Current portion                                    20,003           80,001
     ---------------------------------------------------------------------------

                                                  $       -        $       -
     ===========================================================================

Page F-10

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

10.  Research and development:

     Research and development expenditures are recorded net of investment tax credits recognized totaling $nil for the nine months ended September 30, 2001, $65,477 for the year ended December 31, 2000, and $43,853 for the year ended December 31, 1999.

11.  Income taxes:

     (a) Income taxes recoverable:

         Income taxes recoverable include federal and provincial income taxes, offset by claims for investment tax credits based on qualifying research and development activity as follows:

         ======================================================================
                                        September 30,         December 31,
                                                 2001       2000       1999
         ----------------------------------------------------------------------
                                          (unaudited)

         Federal and provincial
            income taxes                  $  (71,495)  $  (47,492)  $  (50,740)
         Investment tax credits
            recognized                       109,330      109,330       76,145
         ----------------------------------------------------------------------

                                          $   37,835   $   61,838   $   25,405
         ======================================================================

         Investment tax credits claimed are subject to finalization of the review and approval by Canada Customs and Revenue Agency.

     (b) Temporary differences that give rise to the following deferred tax assets and liabilities are as follows:

         ======================================================================
                                                 September 30,    December 31,
                                                          2001            2000
         ----------------------------------------------------------------------
                                                   (unaudited)

         Deferred income tax assets:
           Equipment                                $      1,378   $      1,378
           Warranty provision                              5,790          5,790
           --------------------------------------------------------------------

         Gross deferred tax assets                         7,168          7,168

         Valuation allowance                                -              -
         ----------------------------------------------------------------------

         Net deferred income tax assets                    7,168          7,168

         Deferred income tax liabilities:
           Investment tax credits                        (25,274)       (25,274)
         ----------------------------------------------------------------------

                                                    $    (18,106)  $    (18,106)
         ======================================================================

Page F-11

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

11.  Income taxes (continued:

     (c) Differences between the effective tax rate reflected in the provision for income taxes and the Canadian combined statutory income tax rate of 38.6% applicable to manufacturing companies can be attributed to a reduced rate of taxation on the first $200,000 of operating income earned by Canadian controlled private corporations (December 31, 1999), a reassessment of 1998 income taxes which was accounted for prospectively (December 31, 2000), and the existence of certain expenditures which are not deductible for tax purposes (December 31, 2000 and 1999).

12.  Capital Stock:

     (a) Authorized:

         100,000,000 common stock having a par value of U.S. $0.001 per share
          20,000,000 preferred stock having a par value of U.S. $0.001 per share

     (b) Issued and outstanding:

         ======================================================================
                                             Number of shares   Assigned value
         ----------------------------------------------------------------------
         Balance, at December 31, 2000                  -        $       100
         Issued on recapitalization (note 18)     10,000,000          34,270
         Issued for cash                           3,500,000         109,821
         Stock issue costs                              -           (109,903)
         ----------------------------------------------------------------------

                                                  13,500,000     $    34,288
         ======================================================================

13.  Financial instruments:

     The Company's financial instruments consist of accounts receivable, bank indebtedness, accounts payable, amounts due to/from related parties and long-term debt. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency, business concentration or credit risks arising from these financial instruments. At December 31, 2000, the largest individual amount receivable was 11% of the total balance. The fair values of these financial instruments approximate their carrying values.

Page F-12

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

14.   Changes in non-cash working capital:

     ===========================================================================
                                        September 30,           December 31,
                                      2001        2000        2000        1999
     ---------------------------------------------------------------------------
                                         (unaudited)

     Accounts receivable          $   2,606   $  31,317   $   4,770   $  38,084
     Due from related party          39,127     (73,647)    (46,004)     12,863
     Inventory                      (28,668)    (54,408)    (46,892)     (4,702)
     Prepaid expenses                (2,408)     (9,654)     17,964      (3,730)
     Income taxes recoverable        24,003      (1,403)    (36,433)    (25,403)
     Accounts payable and accrued
       liabilities                  (85,961)    129,346     127,001    (232,701)
     Note payable                    (5,000)     (5,000)    (10,000)     35,000
     ---------------------------------------------------------------------------

                                  $ (56,301)  $  16,551   $  10,406   $(180,589)
     ===========================================================================

15.  Commitments:

     The Company is committed to minimum annual payments on its premises and automobile leases as follows:


     ===========================================================================
     Period ending December 31:

     2002                                                          $   136,177
     2003                                                              126,375
     2004                                                               83,172
     ===========================================================================


     Rent expense for the nine months ended September 30, 2001 was $57,444
     (2000 - $55,183) and for the year ended December 31, 2000 was $73,996 (1999
     - $101,856).

16.  Segmented information:

     (a) Management has determined that the Company operates in one dominant industry segment, which involves the manufacture and distribution of electronic premises access equipment.

         Of the total revenues for the period ended September 30, 2001, $1,196,793 (September 30, 2000 - $1,182,396) was derived from US customers and $1,279,501 (September 30, 2000 - $1,439,707) from
         Canadian customers. For the year ended December 31, 2000, $1,700,652 was derived from US customers and $1,879,129 from Canadian customers.

         Substantially all of the Company's operations, assets and employees are located in Canada.

     (b) Major customers:

         For the period ended September 30, 2001 and the year ended December 31, 2000, no customer represented more than 10% total revenues. For the year ended December 31, 1999, one customer represented approximately 12% of total revenues.

Page F-13

VISCOUNT SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Nine months ended September 30, 2001 and 2000 (unaudited)
Years ended December 31, 2000 and 1999

================================================================================

17.  Related party transactions:

     During the nine month period ended September 30, 2001, the Company sold product for $140,113 (unaudited) (December 31, 2000 - $259,317; December 31, 1999 - $430,147) to an affiliated company with common ownership.

     These transactions were recorded at the agreed exchange amount between the related parties.

18.  Recapitalization:

     On July 27, 2001, Viscount Communication & Control Systems Inc. ("VCCS") became a wholly-owned subsidiary of OMW 4 Corp. ("OMW 4"). As the former shareholders of VCCS obtained control over OMW 4 through the exchange of their shares for shares of OMW 4, accounting principles applicable to a recapitalization applied. Such principles effectively reflect the identification of VCCS as the issuer of shares for consideration equal to the monetary assets of OMW 4. OMW 4 was incorporated on May 4, 2001 and had not commenced active business operations until July 20, 2001. At June 30, 2001, OMW 4 had total net assets of $34,270 all of which were current monetary assets. On July 27, 2001, the legal entity OMW 4 was renamed Viscount Systems Inc. ("VSI").

     Capital stock on the balance sheet has been retroactively restated to reflect the authorized and issued common shares related to VCCS's shareholders after the recapitalization effectively as if the recapitalization resulted in a stock split of VCCS's capital. The net earnings (loss) per share for the periods prior to July 27, 2001 have been calculated using a weighted average number of 10,000,000 shares outstanding; being the number of common shares issued on the recapitalization.

                             [OUTSIDE BACK COVER PAGE]

                                      PROSPECTUS

                                VISCOUNT SYSTEMS INC.

                                   1,600,000 SHARES

                                    COMMON STOCK


We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Issuer have not changed since the date hereof.

Until _______________ (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


                   THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2002

                                        PART II


                        INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 78.751 of the Nevada General Corporation Law, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Our Articles of Incorporation provide that we will indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. We will advance expenses for such persons pursuant to the terms set forth in the By-laws, or in a separate Board resolution or contract.

Our By-laws provide that our officers and directors shall be indemnified and held harmless against all losses, claims, damages, liabilities, expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer, or he or she was serving at our request as a director, officer, partner, trustee, employee or agent.

Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall enure to the benefit of the indemnitee's heirs, executors and administrators.


                       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table, exclusive of selling agent commissions and expenses:


                                            Amount
                  Item                      US$)
                  ----                      ----
                  SEC Registration Fee        250
                  EDGAR Filing Expenses     2,500
                  Transfer Agent Fees       1,500
                  Legal Fees               10,000

                  Accounting Fees           3,000
                  Printing Costs            1,000
                  Miscellaneous             1,750
                                          -------

                  Total                   $20,000


                       RECENT SALE OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following securities without registration.

On June 8, 2001, we issued 3,300,000 common shares to six accredited investors under Rule 506 of Regulation D at a price of US$0.01 per share for total proceeds to the Company of US$33,000. The price per share was determined by management based on the stage of development of the company, and the fact that there were no significant operations or assets in the company. The shares were issued as restricted pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933 but were subsequently sold by selling shareholders under a prospectus dated November 13, 2001.

On July 27, 2001, we issued 10,000,000 common shares to seven shareholders of Viscount Communication pursuant to a Stock Acquisition Agreement dated July 18, 2001, whereby we acquired all of the issued and outstanding share capital of Viscount Communication. The shares were issued pursuant to the exemption from registration under Regulation S and sections 3(b) and 4(2) under the '33 Act, due to the foreign residency of the purchasers. As such the shares are restricted in accordance with Rule 144 under the '33 Act.

On August 20, 2001, we issued 200,000 common shares were issued to accredited investors pursuant to Rule 506 of Regulation D and to foreign residents pursuant to Regulation S, at a price of US$0.35 per share for total proceeds to the Company of US$70,000. A total of 36 investors participated in this offering.
The price per share was determined by management based on the stage of development of the company, the acquisition of Viscount Communications and Control Systems Inc. having completed and the fact that the shares are restricted pursuant to Rule 144 under the '33 Act. A total of 178,000 of these shares were subsequently sold by selling shareholders under a prospectus dated November 13, 2001.

On December 21, 2001, we issued stock options to acquire 1,255,000 shares of our common stock at a price of US$0.65 per share. The options were issued pursuant to our 2001 Stock Option Plan. The options were issued pursuant to the exemption from registration under Regulation S and sections 3(b) and 4(2) under the '33 Act, due to the foreign residency of the purchasers. Any share issued upon exercise of the options will be restricted in accordance with Rule 144, unless acquired under a registration statement.


                                        EXHIBITS

The following Exhibits are attached to this registration statement.

3.1    Articles of Incorporation *
3.2    Bylaws *
5.1    Opinion of Ogden Murphy Wallace P.L.L.C.
10.1   Stock Acquisition Agreement with OMW 4 Corp., dated July 18, 2001 *
10.2   Employment Agreement with Stephen Pineau *
10.3   Employment Agreement with Greg Chen *
10.4   2001 Stock Option Plan

21.1   Subsidiaries of the registrant *
23.1   Consent of KPMG LLP.
23.2   Consent of Counsel (see Exhibit 5.1)
24.1   Power of Attorney (included on signature page)

* Incorporated by reference from the registrants registration statement filed with the Securities and Exchange Commission and declared effective on November 13, 2001



                                      UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES
                                    ----------


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that we have reasonable grounds to believe that we meet all of the requirements for filing on Form SB-2 and have authorized this registration statement to be signed on our behalf by the undersigned, in the city of Vancouver, Province of British Columbia, on the 14th day of February, 2002.


VISCOUNT SYSTEMS, INC.
----------------------
(Registrant)

                                By: /s/ Stephen Pineau
                                    -------------------------------------
                                    Stephen Pineau
                                    President and Chief Executive Officer



   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Pineau, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of Viscount Systems, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                      Title                           Date
---------                      -----                           ----

/s/ Stephen Pineau             President, Secretary and        February 14, 2002
-------------------------
                               Chief Executive Officer



/s/ Greg Shen                  Chairman of the Board           February 14, 2002
-------------------------



/s/ Les Fong                   Principal Accounting Officer    February 14, 2002
-------------------------

                                 EXHIBIT INDEX

Exhibit No.        Description
-----------        -----------

3.1          Articles of Incorporation *

3.2          Bylaws *

5.1          Opinion of Ogden Murphy Wallace P.L.L.C.

10.1         Stock Acquisition Agreement with OMW 4 Corp., dated July 18, 2001 *

10.2         Employment Agreement with Stephen Pineau *

10.3         Employment Agreement with Greg Chen *

10.4         2001 Stock Option Plan

21.1         Subsidiaries of the registrant *

23.1         Consent of KPMG LLP

23.2         Consent of Counsel (see Exhibit 5.1)

24.1         Power of Attorney (included on signature page)


* Incorporated by reference from the registrants registration statement filed with the Securities and Exchange Commission and declared effective on November 13, 2001

Exhibit 5.1

                                                              James L. Vandeberg
                                                           jvandeberg@omwlaw.com

February 14, 2002


Stephen Pineau
Viscount Systems, Inc.
4585 Tillicum Street
Burnaby, British Columbia
Canada V5J 3J9

Re:   Viscount Systems, Inc. - Registration Statement on Form SB-2

Dear Mr. Pineau:

We have acted as special U.S. securities counsel for Viscount Systems, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 1,600,000 shares (the "Shares") of the Company's common stock, $0.001 par value (the "Common Stock"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation;
(c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Based upon the foregoing, we are of the opinion that the Shares, when sold pursuant to the terms contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to this Firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

OGDEN MURPHY WALLACE, P.L.L.C.

/s/ James L. Vandeberg

James L. Vandeberg

JLV/cam

Exhibit 10.4

                             VISCOUNT SYSTEMS, INC.

                             2001 STOCK OPTION PLAN

                                    ARTICLE I

                                     PURPOSE

This 2001 Stock Option Plan is intended to advance the interests of the Company and its stockholders and subsidiaries by attracting, retaining and motivating the performance of selected directors, officers, employees or consultants of the Company of high caliber and potential upon whose judgment, initiative and effort, the Company is largely dependent for the successful conduct of its business, and to encourage and enable such persons to acquire and retain a proprietary interest in the Company by ownership of its stock.

                                   ARTICLE II

                                  DEFINITIONS

(a)   "Board" means the Board of Directors of the Company.

(b)   "Code" means the Internal Revenue Code of 1986, as amended.

(c) "Common Stock" means the Company's common stock, par value $0.001 per share.

(d) "Committee" means the Compensation Committee of the Board or any other committee of the Board appointed by the Board to administer the Plan from time to time. The Board shall also have the authority to exercise the powers and duties of the Committee under the Plan.

(e)   "Company" means Viscount Systems, Inc., a Nevada corporation.

(f) "Date of Grant" means the date on which an Option becomes effective in accordance with Section 6.1 hereof.

(g) "Eligible Person" means any person who is a director, officer, employee or consultant of the Company or any Subsidiary.

(h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(i) "Fair Market Value" of the Common Stock as of any date means the closing price of the sale of the Common Stock, on that date as indicated on the securities exchange on which the Common Stock is listed. If the Common Stock is listed on more than one securities exchange, then the Fair Market Value of the Common Stock as of any date means the average of the closing prices of the sales of Common Stock on all securities exchanges on which the Common Stock is listed. If at any time the Common Stock is not listed on any securities exchange, Fair Market Value will be determined in good faith by the Committee in whatever manner it considers appropriate. Fair Market Value will be determined without regard to any restriction on transferability of the Common Stock other than any such restriction which by its terms will never lapse.

(j) "Incentive Stock Option" means a stock option granted under the Plan that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

(k) "Nonqualified Stock Option" means a stock option granted under the Plan that is not an Incentive Stock Option.

(l) "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

(m) "Optionee" means an Eligible Person to whom an Option has been granted, which Option has not expired, under the Plan.

(n) "Option Price" means the price at which each share of Common Stock subject to an Option may be purchased, determined in accordance with
      Section 6.2 hereof.

(o)   "Plan" means this Viscount Systems, Inc. 2001 Stock Option Plan.

(p) "Stock Option Agreement" means an agreement between the Company and an Optionee under which the Optionee may purchase Common Stock under the Plan.

(q) "Subsidiary" means a subsidiary corporation of the Company of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(r) "Ten-Percent Owner" means an Optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, its parent, if any, or any Subsidiary, within the meaning of Sections 422(b)(6) and 424(d) of the Code.


                                  ARTICLE III

                                  ELIGIBILITY

All Eligible Persons are eligible to receive a grant of an Option under the Plan. The Committee shall, in its sole discretion, determine and designate from time to time those Eligible Persons who are to be granted an Option.


                                  ARTICLE IV

                                ADMINISTRATION

   4.1 Committee. The Plan shall be administered by either the Board or a Committee comprised of at least one director selected by the Board. The initial Committee shall be comprised solely by Stephen Pineau, in his capacity as director. Subsequent Committees may be appointed by the Board, by resolution passed by a majority of the directors of the Company. In the event Incentive Stock Options are granted hereunder, the Committee will consist of no less than two directors each meeting the definition of a "non-employee director" for
                                                ---------------------
purposes of such Rule 16b-3 under the Exchange Act and of an "outside director"
                                                              ----------------
under Section 162(m) of the Code. References to the Committee contained herein, apply equally to the Board whenever applicable.

   4.2 Committee Authority. Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole discretion, to determine the Eligible Persons to whom an Option shall be granted, the time or times at which an Option shall be granted, the number of shares of Common Stock subject to each Option, the Option Price of the shares subject to each Option and the time or times when each Option shall become exercisable and the duration of the exercise period. Subject to the express provisions of the Plan, the Committee shall also have discretionary authority to interpret the Plan, to determine the details and provisions of each Stock Option Agreement, and to make all the determinations necessary or advisable in the administration of the Plan. All such actions and determinations by the Committee shall be conclusively binding for all purposes and upon all persons. The Committee shall not be liable for any action or determination made in good faith with respect to the Plan, any Option or any Stock Option Agreement entered into hereunder.


                                    ARTICLE V

                         SHARES OF STOCK SUBJECT TO PLAN

   5.1   Number of Shares. Subject to adjustment pursuant to the provisions of
Section 5.2 hereof, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 1,500,000 shares. Subject to applicable laws and listing regulations, the Board reserves the authority to increase the number of shares of Common Stock issuable under this Plan. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Shares of Common Stock covered by an Option that shall have been exercised shall not again be available for an Option grant. If an Option shall terminate for any reason (including, without limitation, the cancellation of an Option pursuant to Section 6.6 hereof) without being wholly exercised, the number of shares to which such Option termination relates shall again be available for grant hereunder.

   5.2 Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company, pursuant to any of which events the then outstanding shares of Common Stock are split up or combined, or are changed into, become exchangeable at the holder's election for, or entitle the holder thereof to, cash, other shares of stock, or any other consideration, or in the case of any other transaction described in Section 424(a) of the Code, the Committee may:

        (i) change the number and kind of shares (including by substitution of shares of another corporation) subject to the Options and/or the Option Price of such shares in the manner that it shall deem to be equitable and appropriate; or,
        (ii) provide for an appropriate and proportionate cash settlement or distribution.

                                 ARTICLE VI

                                  OPTIONS

   6.1 Grant of Option. An Option may be granted to any Eligible Person selected by the Committee. The grant of an Option shall first be effective upon the date it is approved by the Committee, except to the extent the Committee shall specify a later date upon which the grant of an Option shall first be effective. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option, provided that Incentive Stock Options may only be granted to Eligible Persons who are considered employees of the Company or any Subsidiary for purposes of Section 422 of the Code. The Company and the Optionee shall execute the Stock Option Agreement which shall set forth such terms and conditions of the Option as may be determined by the Committee to be consistent with the Plan, and which may include additional provisions and restrictions. Notwithstanding the foregoing, the Committee at its sole discretion shall have the right to cancel a grant of Options pursuant to Section 6.6 hereof.

   6.2 Option Price. The Option Price shall be determined by the Committee and may be set at a discount to the Fair Market Value; provided, however, that in the case of an Incentive Stock Option the Option Price shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the trading date immediately preceding the Date of Grant.

   6.3 Vesting; Term of Option. The vesting period in each case shall be determined by the Committee and shall be as specified in the Stock Option Agreement for an Optionee. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate the exercisability of any Option at any time, and an Option may become vested and exercisable in accordance with the provisions of Articles VIII and IX hereof. Subject to Article VIII hereof, the period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in the Stock Option Agreement for an Optionee.

   6.4 Option Exercise; Withholding. An Option may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted for the exercise thereof. An option shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of shares of the Common Stock with respect to which the Option is then being exercised. Payment of the Option Price shall be made,

        (i)   in cash or by cash equivalent; or
        (ii) at the sole discretion of the Committee, by a combination of different forms of consideration.

In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash or, at the sole discretion of the Committee, in other forms of consideration, the full amount of all federal, state and provincial withholding and other employment taxes applicable to the taxable income of such Optionee resulting from such exercise. The Company may withhold other forms of compensation or other amount due to an Optionee any amount required to be withheld by the Company under applicable tax laws.

   6.5 Limited Transferability of Option. Except as otherwise specified by the Committee in the Stock Option Agreement, all Options shall be nontransferable except, upon the Optionee's death, by the Optionee's will or the laws of descent and distribution. In this event, the deceased Optionee will be able to transfer only those Options which have already vested pursuant to
Section 6.3 hereof. Furthermore, in this event, the transferee of the Options, must assume all the rights and obligations of the Optionee upon transfer. No transfer of an Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. During the lifetime of an Optionee, the Option shall be exercisable only by him, except that, in the case of an Optionee who is legally incapacitated, the Option shall be exercisable by his guardian or legal representative.

   6.6 Cancellation, Substitution and Amendment of Options. Unless provided in the Stock Option Agreement, the Committee shall have the ultimate authority to effect, at any time, and from time to time, without the consent of the affected Optionees,

        (i) the cancellation of any or all outstanding Options (the "Cancelled Options"); or
        (ii) the re-grant of all, or part of, the Cancelled Options as new Options covering the same or different numbers of shares of Common Stock and having an Option Price which may be the same as, or different than, the Option Price of the Cancelled Options; or
        (iii) the amendment of the terms of any and all outstanding Options.

                                    ARTICLE VII

                             ADDITIONAL RULES FOR ISOS

   7.1 Ten-Percent Owners. Notwithstanding any other provisions of this Plan to the contrary, in the case of an Incentive Stock Option granted to a Ten-Percent Owner,

        (i) the period during which any such Incentive Stock Option may be exercised shall not be greater than five years from the Date of Grant; and
        (ii) the Option Price of such Incentive Stock Option shall not be less than 110 percent of the Fair Market Value of a share of Common Stock on the Date of Grant.

   7.2 Annual Limits. No Incentive Stock Option shall be granted to an Optionee, as a result of which the aggregate fair market value (determined as of the date of grant) of the stock with respect to which incentive stock options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000 determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking options into account in the order in which granted.

   7.3 Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or within one year following the transfer of such shares to the Optionee upon exercise, the Optionee shall, within ten (10) days after such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

   7.4 Other Terms and Conditions. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under Section 422 of the Code.


                                ARTICLE VIII

                            TERMINATION OF SERVICE

   8.1 Death. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee shall die at any time after the Date of Grant and while he is an Eligible Person, the executor or administrator of the estate of the decedent, or the person or persons to whom an Option shall have been validly transferred in accordance with Section 6.5 hereof pursuant to will or the laws of descent and distribution, shall have the right, during the period ending six months after the date of the Optionee's death (subject to Sections 6.3 and 7.1 hereof concerning the maximum term of an Option), to exercise the Optionee's Option to the extent that it was exercisable at the date of the Optionee's death and which have not been previously exercised. The Committee may determine at or after grant to make any portion of his Option that is not exercisable at the date of death immediately vested and exercisable.

   8.2 Disability. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated as a result of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code) at any time after the Date of Grant and while he is an Eligible Person, the Optionee (or in the case of an Optionee who is legally incapacitated, his guardian or legal representative) shall have the right, during a period ending three (3) months after the date of his disability (subject to Sections 6.3 and 7.1 hereof concerning the maximum term of an Option), to exercise an Option to the extent that it was exercisable at the date of such termination of employment or other service and shall not have been exercised.

   8.3 Termination. Unless otherwise specified by the Committee in the Stock Option Agreement for an Optionee, if an Optionee's employment or other service with the Company or any Subsidiary shall be terminated for any reason, the Optionee's right to exercise any unexercised portion of an Option shall immediately terminate and all rights thereunder shall cease. For the purpose of determining whether an anniversary date has been reached pursuant to Section 6.3, the date of notice of termination of employment shall be determinative and not the last date of actual employment.
---


                                  ARTICLE IX

                              CHANGE IN CONTROL

   9.1 Change in Control. Upon a "change in control" of the Company (as defined below), each outstanding Option, to the extent that it shall not otherwise have become vested and exercisable, shall upon approval of the Board become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement under Section 6.3 hereof.

   9.2 Definition. For purposes of Section 9.1 hereof, a "change in control" of the Company shall mean:

        (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

        (ii) a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i), (iii) or (iv) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

        (iii) the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property;

        (iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or,

        (v) the adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.


                                      ARTICLE X

                                 STOCK CERTIFICATES

   10.1 Issuance of Certificates. Subject to Section 10.2 hereof, the Company shall issue a stock certificate in the name of the Optionee (or other person exercising the Option in accordance with the provisions of the Plan) for the shares of Common Stock purchased by exercise of an Option as soon as practicable after due exercise and payment of the aggregate Option Price for such shares. A separate stock certificate or separate stock certificates shall be issued for any shares of Common Stock purchased pursuant to the exercise of an Option that is an Incentive Stock Option, which certificate or certificates shall not include any shares of Common Stock that were purchased pursuant to the exercise of an Option that is a Nonqualified Stock Option.

   10.2 Conditions. The Company shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of any Option granted hereunder or any portion thereof prior to fulfillment of all of the following conditions:

        (i) the completion of any registration or other qualification of such shares, under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Committee shall in its sole discretion deem necessary or advisable;

        (ii) the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable;

        (iii) the lapse of such reasonable period of time following the exercise of the Option as the Committee from time to time may establish for reasons of administrative convenience;

        (iv) satisfaction by the Optionee of all applicable withholding taxes or other withholding liabilities; and

        (v) if required by the Committee, in its sole discretion, the receipt by the Company from an Optionee of (a) a representation in writing that the shares of Common Stock received upon exercise of an Option are being acquired for investment and not with a view to distribution and (b) such other representations and warranties as are deemed necessary by counsel to the Company.

   10.3 Legends. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal, state and provincial securities laws and regulations.


                                     ARTICLE XI

                     EFFECTIVE DATE, TERMINATION AND AMENDMENT

   11.1 Effective Date. The Plan shall become effective upon its adoption by the Board and its approval by the stockholders of the Company.

   11.2 Termination. The Plan shall terminate on the date immediately preceding the tenth anniversary of the date the Plan is adopted by the Board. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

   11.3 Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with Sections 422 or 162(m) of the Code or rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the Company's stockholders. Any such approval shall be by the affirmative votes of the stockholders of the

Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable state law and the Certificate of Incorporation and By-Laws of the Company. Notwithstanding the foregoing, no amendment or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.


                                 ARTICLE XII

                                MISCELLANEOUS

   12.1 Employment or other Service. Nothing in the Plan, in the grant of any Option or in any Stock Option Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by or otherwise provides services to the Company or any Subsidiary.

   12.2 Rights as Shareholder. An Optionee or the permitted transferee of an Option shall have no rights as a shareholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein. Nothing contained herein or in the Stock Option Agreement relating to any Option shall create an obligation on the part of the Company to repurchase any shares of Common Stock purchased hereunder.

   12.3 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by an Optionee as a result of the exercise of an Option or the sale of shares received upon such exercise shall not constitute compensation with respect to which any other employee benefits of such Optionee are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board or the Committee or provided by the terms of such plan.

   12.4 Plan Binding on Successors. The Plan shall be binding upon the Company, its successors and assigns, and the Optionee, his executor, administrator and permitted transferees.

   12.5 Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

   12.6 Severability. If any provision of the Plan or any Stock Option Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be, severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

   12.7 Governing Law. The validity and construction of this Plan and of the Stock Option Agreements shall be governed by the laws of the State of Nevada.

                          CERTIFICATE OF ADOPTION

I certify that the foregoing plan was adopted by the Board on December 21, 2001.


/s/ Stephen Pineau
________________________
Stephen Pineau
Secretary
Viscount Systems, Inc.

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT


The Board of Directors
Viscount Systems Inc.


We consent to the use in the registration statement on Form SB-2 of our report dated June 29, 2001, relating to the consolidated balance sheet of Viscount Systems Inc. as at December 2000 and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the two-year period ended December 31, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.


(signed) KPMG LLP


Chartered Accountants
Vancouver, British Columbia
February 14, 2002